Exhibit 10(a)

                                                       EXECUTION COPY


                           FIFTH AMENDED AND RESTATED
                                CREDIT AGREEMENT

                          Dated as of February 8, 2000

                                      among

                                TOSCO CORPORATION
                                   AS BORROWER

                                       and

                            THE LENDERS NAMED HEREIN
                                   AS LENDERS

                                BANKBOSTON, N.A.
                            AS ADMINISTRATIVE AGENT,
                            -- -------------- ------

                                       and

                              ROYAL BANK OF CANADA
                              AS SYNDICATION AGENT,
                              -- ----------- -----

                                       and

                         PNC BANK, NATIONAL ASSOCIATION
                             AS DOCUMENTATION AGENT,
                             -- ------------- -----

                                      with

                       FLEETBOSTON ROBERTSON STEPHENS INC.
                          AS ARRANGER AND BOOK MANAGER,
                          -- -------- --- ---- -------

                                       and

                              ROYAL BANK OF CANADA
                                       and
                            PNC CAPITAL MARKETS, INC.
                                  AS ARRANGERS
                                  -- ---------

                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I.  DEFINITIONS AND ACCOUNTING TERMS..................................1
         1.01.  DEFINITIONS...................................................1
         1.02.  COMPUTATION OF TIME PERIODS...................................20
         1.03.  ACCOUNTING TERMS..............................................20
         1.04.  GENERAL PROVISIONS............................................20

ARTICLE II.  AMOUNTS AND TERMS OF THE LOANS...................................21
         2.01.  REVOLVING CREDIT FACILITY A...................................21
         2.02.  REVOLVING CREDIT FACILITY B...................................22
         2.03.  NOTICE AND METHOD OF BORROWING................................23
         2.04.  LETTERS OF CREDIT.............................................25
         2.05.  PROCEDURES FOR OPENING LETTERS OF CREDIT......................26
         2.06.  ADDITIONAL PROVISIONS REGARDING LETTERS OF CREDIT.............27
         2.07.  LETTER OF CREDIT COMMISSIONS AND FEES.........................28
         2.08.  COMMITMENT AND UTILIZATION FEES...............................29
         2.09.  MANDATORY REPAYMENT...........................................31
         2.10.  OPTIONAL PREPAYMENTS OF LOANS.................................32
         2.11.  CONVERSION/CONTINUATION OPTION................................33
         2.12.  INTEREST......................................................33
         2.13.  INTEREST RATE DETERMINATION AND PROTECTION;
                INABILITY TO DETERMINE EURODOLLAR RATE........................34
         2.14.  ILLEGALITY....................................................36
         2.15.  INCREASED COSTS; CAPITAL ADEQUACY.............................36
         2.16.  PAYMENTS AND COMPUTATIONS; APPLICATIONS OF PAYMENTS...........37
         2.17.  LOAN ACCOUNTS.................................................38
         2.18.  TAXES.........................................................38
         2.19.  SHARING OF PAYMENTS, ETC......................................40
         2.20.  INDEMNITY.....................................................41
         2.21.  REPLACEMENT OF COMMITMENTS....................................41

ARTICLE III.  CONDITIONS PRECEDENT............................................42
         3.01.  CONDITIONS TO CLOSING DATE....................................42
         3.02.  CONDITIONS TO ALL LOANS AND LETTERS OF CREDIT.................44

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES...................................44
         4.01.  CORPORATE AUTHORITY...........................................44
         4.02.  LITIGATION, ETC...............................................45
         4.03.  BURDENSOME OBLIGATIONS; COMPLIANCE WITH OTHER
                INSTRUMENTS, LAWS; NO DEFAULTS; PERMITS.......................45
         4.04.  INVESTMENT COMPANY ACT........................................46
         4.05.  CERTAIN TAX MATTERS...........................................46
         4.07.  FINANCIAL MATTERS.............................................47
         4.08.  CHANGES, ETC..................................................47
         4.09.  EMPLOYEE BENEFIT PLANS........................................47
         4.10.  ENVIRONMENTAL PROTECTION......................................48
         4.11.  COPYRIGHTS, PATENTS AND TRADEMARKS............................49
         4.12.  TITLE.........................................................49
         4.13.  FULL DISCLOSURE; PRO FORMA EFFECT OF THE ACQUISITION..........50
         4.14.  SENIORITY.....................................................50
         4.15.  HOLDING COMPANY AND INVESTMENT COMPANY ACTS...................50

ARTICLE V.  AFFIRMATIVE COVENANTS.............................................50
         5.01.  CONDUCT OF BUSINESS...........................................50
         5.02.  INSURANCE.....................................................51
         5.03.  RECORDS AND ACCOUNTS..........................................51
         5.04.  REPORTS.......................................................51
         5.05.  RIGHT TO INSPECT PREMISES AND RECORDS.........................53
         5.06.  PAYMENT OF LIABILITIES........................................53
         5.07.  PAYMENT OF CHARGES AND INDEBTEDNESS...........................53
         5.08.  MATERIAL CHANGE IN BUSINESS...................................54
         5.09.  COMPLIANCE WITH SECURITIES LAWS...............................54
         5.10.  APPLICATION OF PROCEEDS.......................................54
         5.11.  ENVIRONMENTAL PROTECTION......................................54

ARTICLE VI.  FINANCIAL COVENANTS..............................................55
         6.01.  INTEREST COVERAGE RATIO.......................................55
         6.02.  LEVERAGE......................................................55

ARTICLE VII.  NEGATIVE COVENANTS..............................................55
         7.01.  LIMITATIONS ON INDEBTEDNESS...................................56
         7.02.  LIMITATION ON LIENS, ETC......................................56
         7.03. LIMITATION ON RESTRICTED PAYMENTS, RESTRICTED PREPAYMENTS, RESTRICTED INVESTMENTS AND DISCRETIONARY CAPITAL
                EXPENDITURES..................................................58
         7.04.  LIMITATION ON SALE, CONSOLIDATION, MERGER, ETC.;
                CHANGE IN BUSINESS............................................58
         7.05.  EMPLOYEE BENEFIT PLANS........................................59
         7.06.  SALES AND LEASEBACKS..........................................59
         7.07.  LIMITATION ON RESTRICTIONS ON SUBSIDIARY DIVIDENDS
                AND OTHER DISTRIBUTIONS.......................................59
         7.08.  PROHIBITED USES OF PROCEEDS...................................59
         7.09.  TRANSACTIONS WITH AFFILIATES..................................60

ARTICLE VIII.  EVENTS OF DEFAULT; ACCELERATION................................60
         8.01.  EVENTS OF DEFAULT.............................................60
         8.02.  SURVIVAL OF OBLIGATIONS.......................................63

ARTICLE IX.  THE AGENT AND CO-AGENTS..........................................63
         9.01.  AUTHORIZATION.................................................63
         9.02.  INDEMNIFICATION OF AGENT AND CO-AGENTS........................63
         9.03.  EXCULPATION, ETC..............................................64
         9.04.  RELIANCE ON DOCUMENTS, ETC....................................65
         9.05.  CREDIT INVESTIGATION..........................................65
         9.06.  RESIGNATION...................................................65
         9.07.  CO-AGENTS.....................................................66

ARTICLE X.  MISCELLANEOUS.....................................................66
         10.01. AMENDMENTS AND WAIVERS........................................66
         10.02. ASSIGNMENTS AND PARTICIPATIONS................................67
         10.03. COUNTERPARTS..................................................70
         10.04. GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS....70
         10.05. ADJUSTMENTS; RIGHTS OF SETOFF.................................71
         10.06. CONFLICT OF TERMS.............................................71
         10.07. NOTICES.......................................................72
         10.08. SECTION TITLES................................................73
         10.09. SEVERABILITY..................................................73
         10.10. MAXIMUM INTEREST..............................................73
         10.11. COSTS; EXPENSES; INDEMNITIES..................................73

ARTICLE XI.  TRANSITIONAL ARRANGEMENTS........................................74
         11.01. EXISTING CREDIT AGREEMENT SUPERSEDED..........................74
         11.02. FEES UNDER EXISTING CREDIT AGREEMENT..........................75

                             SCHEDULES AND EXHIBITS

Schedule      1                Lenders, Lending Offices and Commitments
Schedule      4.01(d)          Subsidiaries
Schedule      4.02             Litigation
Schedule      4.03(a)          Burdensome Obligations
Schedule      4.03(d)          Permits
Schedule      4.06             Liens
Schedule      4.08             Changes, etc.
Schedule      4.10             Environmental Protection
Schedule      4.12             Title to Properties
Schedule      7.01             Subsidiary Indebtedness

Exhibit       A                Form of Assignment and Acceptance
Exhibit       B-1              Form of Facility A Note
Exhibit       B-2              Form of Facility B Note
Exhibit       C                Form of Notice of Borrowing
Exhibit       D                Form of Notice of Continuation or Conversion
Exhibit       E                Form of Instrument of Adherence

                   FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 8, 2000, among TOSCO CORPORATION, a Nevada corporation (the "Borrower"), the financial institutions listed on SCHEDULE 1 hereto (the "Lenders"), BANKBOSTON, N.A. ("BKB"), as administrative agent for the Lenders (in that capacity, the "Administrative Agent" or the "Agent"), ROYAL BANK OF CANADA ("RBC"), as syndication agent for the Lenders (in that capacity, the "Syndication Agent") and PNC BANK, NATIONAL ASSOCIATION ("PNC"), as documentation agent for the Lenders (in that capacity, the "Documentation Agent" and collectively with the Syndication Agent, the "Co-Agents").

                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, pursuant to a Fourth Amended and Restated Credit Agreement dated as of January 14, 1997 (as amended from time to time, the "Existing Credit Agreement") by and among the Borrower, certain lenders party thereto, BKB as agent thereunder and other parties listed therein, such lenders have made available certain financing to the Borrower upon the terms and conditions contained therein;

          WHEREAS, the Borrower has requested that the terms of the Existing Credit Agreement be amended and restated, and the lenders thereunder are willing to make such amendments on the terms and conditions set forth herein or to assign their interests under the Existing Credit Agreement to the Lenders;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Borrower, the Lenders, the Administrative Agent, the Syndication Agent and the Documentation Agent agree that as of the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein:

                   ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

          1.01. DEFINITIONS. Capitalized terms used in this Agreement shall have the following respective meanings when used herein:

          "ACQUISITION" means the proposed acquisition by the Borrower of approximately 1,740 retail gasoline stations and convenience outlets, a distribution terminal and the right to buy undeveloped sites from Mobil Corporation, Exxon Corporation, and/or the successor by merger to such corporations on such terms and pursuant to such documentation as shall be consistent in all material respects with the description of the terms of the transaction set forth in documentation previously furnished to the Lenders by the Borrower.

          "ADVERSE ENVIRONMENTAL CONDITION" means the occurrence of any of the matters referred to in the definition of Environmental Claim.

          "AFFILIATE" means, as to any Person, any other Person that would be considered an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities, by contract or otherwise. Nothing in the foregoing definition shall be interpreted to construe the Agent or any Lender as an Affiliate of the Borrower.

          "AGENT" means BKB, in its capacity as Administrative Agent hereunder and any successor thereto appointed pursuant to Section 9.06.

          "AGREEMENT" means this Fifth Amended and Restated Credit Agreement, including all exhibits and schedules hereto, as the same may be amended, modified or supplemented and in effect from time to time.

          "ANCILLARY AGREEMENTS" means, collectively, any supplemental agreement or undertaking executed as a condition to or in connection with this Agreement by any party hereto, including, without limitation, the Notes, the Applications and the Letters of Credit.

          "APPLICABLE LENDING OFFICE" means, with respect to each Lender, its Domestic Lending Office with respect to Base Rate Loans and Federal Funds Rate Loans, and its Eurodollar Lending Office with respect to Eurodollar Rate Loans.

          "APPLICABLE MARGIN" means at the relevant time of reference, in respect of Base Rate Loans, Eurodollar Rate Loans or Federal Funds Rate Loans, the applicable rate per annum, expressed in Basis Points, set forth in the column below for such Type of Loan opposite the Debt Rating then in effect; PROVIDED THAT, in the event of a split Debt Rating by S&P and Moody's, the higher Debt Rating shall apply, unless the Debt Rating by S&P and Moody's is split by more than one level, in which case the average rating shall apply:

                             Base Rate      Eurodollar          Federal Funds
Debt Rating                  Loan           Rate Loan           Rate Loan

S&P A-                        0.0            42.5                  42.5
Moody's: A3
or better

S&P: BBB+
Moody's: Baa1                 0.0            55.0                  55.0

S&P: BBB
Moody's: Baa2                 0.0            65.0                  65.0

S&P: BBB-
Moody's: Baa3                 0.0            90.0                  90.0

unrated or lower than
S&P: BBB-
Moody's: Baa3                 0.0           120.0                 120.0

          "APPLICATION" means an application submitted by the Borrower to the Agent requesting a Documentary Letter of Credit or a Standby Letter of Credit in the standard forms used by the Issuing Lender.

          "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an Eligible Assignee or an Affiliate of a Lender, and accepted by the Borrower and the Agent, in substantially the form of EXHIBIT A hereto.

          "BALANCE SHEET DATE" means December 31, 1998.

          "BASE RATE" means the higher of (a) the annual rate of interest announced publicly from time to time by the Agent at its principal office in Boston, Massachusetts as its "base rate", and (b) one-half of one percent (1/2%) above the Overnight Federal Funds Rate.

          "BASE RATE LOAN" means any Loan that bears interest at a rate determined by reference to the Base Rate.

          "BASIS POINT" means one one-hundredth of one percent (0.01%).

          "BKB" has the meaning specified in the recitals hereof.

          "BORROWER" has the meaning set forth in the recitals hereof.

          "BUSINESS DAY" means any day that is not a Saturday or Sunday or a day on which banks are required to be closed in Boston, Massachusetts or New York, New York and, if the applicable Business Day relates to a Eurodollar Rate Loan, a day on which dealings are also carried on in the London interbank market.

          "CAPITAL ASSET" means each asset which would properly be classified as an asset other than a current asset on a balance sheet of the Person owning such asset, in accordance with GAAP, including, without limitation, all fixed assets and investments consisting of the capital stock or Indebtedness of any other Person.

          "CAPITAL EXPENDITURES" means, (a) all expenditures by the Borrower and its Subsidiaries (including capitalized interest) for any Capital Asset or for replacements, substitutions or additions thereto, and (b) to the extent not included in the foregoing clause (a), deferred costs of Turnarounds with respect to the Facilities, so classified on a basis consistent with current practice.

          "CAPITALIZED LEASE" means, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

          "CAPITALIZED LEASE OBLIGATIONS" means the capitalized amount of all obligations under Capitalized Leases.

          "CASH EQUIVALENTS" means, (a) repurchase agreements and short-term obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve months from the date of acquisition, (b) short-term certificates of deposit issued by any bank organized under the laws of the United States of America or any state thereof if such bank has a short-term debt rating of not less than P-1 or A-1 or their equivalent by Moody's or S&P, respectively, or any of their successors, (c) short-term certificates of deposit issued by, and so-called Eurodollar "call deposits" at, any Lender, or any foreign subsidiary or affiliate of such Lender, if any investment issued by such Lender or foreign subsidiary or affiliate, as applicable, has a rating of not less than Baa or BBB- or their equivalent, or P-2 or A-2 or their equivalent, as applicable, by Moody's or S&P, respectively, or any of their successors, or (d) commercial paper or finance company paper (in each case, issued by a Person other than an Affiliate of the Borrower) that is rated not less than P-1 or A-1 or their equivalents by Moody's or S&P or their successors and that has a maturity of less than twelve months.

          "CHIEF FINANCIAL OFFICER" means the chief financial officer, or, in case of his or her unavailability, the treasurer, assistant treasurer or chief accounting officer of the Borrower.

          "CLOSING DATE" means the Business Day on which each of the conditions set forth in Article III have been satisfied or waived, which, in any event, shall not be later than February 11, 2000 or such later date acceptable to the Agent.

          "CO-AGENTS" has the meaning set forth in the recital hereof.

          "CODE" means the Internal Revenue Code of 1986, and any regulations promulgated thereunder.

          "COMMITMENT" means the Facility A Commitments and/or the Facility B Commitments, as the context may require.

          "COMMITMENT FEES" means the Facility A Commitment Fee and the Facility B Commitment Fee.

          "COMMITMENT PERCENTAGE" means, for each Lender, such Lender's Facility A Commitment Percentage and/or such Lender's Facility B Commitment Percentage, as the context may require.

          "COMPANY" means the Borrower and its Subsidiaries, on a consolidated basis.

          "COMPLIANCE CERTIFICATE" has the meaning specified in Section 5.04(d).

          "CONSOLIDATED" OR "CONSOLIDATED", with reference to any term defined herein, means that term as applied to the accounts of the Borrower and its Subsidiaries consolidated in accordance with GAAP.

          "CONSOLIDATED CAPITALIZATION" means as of any date, the sum of (i) Indebtedness (other than Non-Recourse Debt) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, PLUS (ii) the common stockholders' equity of the Borrower as would be reflected on the balance sheet of the Borrower prepared in accordance with GAAP as of such date, PLUS (iii) the total shareholder equity attributable to preferred shares of capital stock, including the Trust Securities but excluding other shares of preferred capital stock subject to mandatory redemption or repurchase.

          "CONSOLIDATED EBITDA" means, in respect of any fiscal period, an amount equal to (a) the Net Income of the Borrower and its Subsidiaries determined on a FIFO basis for such period, PLUS (b) depreciation and amortization expense and other non-cash charges of the Borrower and its Subsidiaries for such period, PLUS (c) Consolidated Interest Expense for such period, PLUS (d) total federal, state and local income tax expense of the Borrower and its Subsidiaries on a consolidated basis for such period as reflected on the Borrower's books of account during such period.

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, the aggregate amount of all interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including the portion of any payments in respect of any Capitalized Lease included in Indebtedness which is attributable to interest and including commitment fees, utilization fees, letter of credit fees, agency fees, facility fees, or similar fees or expenses in connection with the borrowing of money.

          "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum derived substance or waste, or any constituent of such substance or waste, including, without limitation, any substance regulated under any Environmental Law.

          "CONTINGENT OBLIGATION" means, as applied to the Borrower or any Subsidiary (the "Guarantor"), any direct or indirect liability, contingent or otherwise, of the Guarantor with respect to any Indebtedness of another Person which is not the Borrower or a Subsidiary of the Borrower (the "primary obligor"), if the purpose or intent thereof by the Guarantor is to provide assurance to the obligee of such Indebtedness of the primary obligor that such Indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. For exemplification only and not to broaden the definition of Contingent Obligation, Contingent Obligations may include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by the Guarantor of the Indebtedness of the primary obligor, and (b) any liability of the Guarantor for the Indebtedness of the primary obligor through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (iii) to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, if in the case of any agreement described under subclause (i), (ii) or (iii) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

          "CREDIT FACILITY PERCENTAGE" means, for each Lender, (i) if neither Commitment has been terminated, the percentage of the Total Commitment comprised of the sum of such Lender's Facility A Commitment PLUS such Lender's Facility B Commitment, or (ii) if the Facility B Loans have been converted to term loans pursuant to Section 2.09(b) hereof, the percentage, expressed as a decimal, calculated by dividing (a) the sum of such Lender's Facility A Commitment PLUS outstanding Facility B Loans made by such Lender by (b) the sum of the Facility A Total Commitment PLUS the Facility B Debt, or (iii) if the Facility A Total Commitment has been terminated, the percentage, expressed as a decimal, calculated by dividing (a) the sum of outstanding Facility A Loans made by such Lender PLUS such Lender's Facility B Commitment by (b) the sum of the Facility A Revolving Credit Debt PLUS the Facility B Total Commitment, or (iv) if both the Facility A Commitments and the Facility B Commitments of the Lenders have terminated, that percentage equal to such Lender's percentage interest in the sum of the Facility A Revolving Credit Debt PLUS the Facility B Debt.

          "DEBT RATING" means the rating issued by S&P or Moody's with respect to unsecured Indebtedness of the Borrower not maturing within twelve months and not subordinated by its terms in right of payment to other Indebtedness of the Borrower.

          "DEFAULT" means any event which with the passing of time or the giving of notice or both would constitute an Event of Default.

          "DISCRETIONARY CAPITAL EXPENDITURES" means all Capital Expenditures of the Borrower and its Subsidiaries, other than Capital Expenditures of the Company (i) for deferred costs of Turnarounds with respect to any Refinery, so classified on a basis consistent with current practice, (ii) necessarily incurred by the Company in order to maintain its property, plants and equipment (including, without limitation, any Refinery) in compliance with applicable Environmental Laws and other laws and regulations, and (iii) to restore Facilities and Primary Assets to normal operations.

          "DOCUMENTARY LETTERS OF CREDIT" means the irrevocable documentary letters of credit opened for the account of the Borrower by an Issuing Lender pursuant to this Agreement.

          "DOLLARS" and the sign "$" each mean the lawful money of the United States of America.

          "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" below its name on SCHEDULE 1 hereto or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "DRAWDOWN DATE" means the date on which any Loan is made or is to be made in accordance with ss.2.03.

          "ELIGIBLE ASSIGNEE" means any of (a) (i) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000;
(ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $1,000,000,000, calculated in accordance with GAAP;
(iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, PROVIDED THAT such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iv) the central bank of any country which is a member of the OECD; (v) a domestic insurance company having total assets in excess of $250,000,000; (vi) any institutional investor having a rating of not less than A or its equivalent by Standard & Poor's Corporation; (vii) investment companies (as defined in the Investment Company Act of 1940, as amended) or other investment funds or mutual funds, in each case having total assets in excess of $100,000,000; and (viii) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other person approved by the Agent, such approval not to be unreasonably withheld; and (b) any Lender and any Affiliate of any Lender and, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor (and treating all such funds so managed as a single Eligible Assignee); PROVIDED THAT no Affiliate of the Borrower shall be an Eligible Assignee.

          "EMPLOYEE BENEFIT PLAN" means any employee benefit plan within the meaning of ss.3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

          "ENVIRONMENTAL CLAIM" means any notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any substance, chemical, material, pollutant, Contaminant, odor or audible noise or other release or emission in, into or onto the environment (including, without limitation, the air, ground, water or any surface) at, in, by, from, or related to the Facilities, (b) the environmental aspects of the transportation, storage, treatment or disposal of materials in connection with the operation of the Facilities or any other assets of the Borrower or any of its Subsidiaries, or (c) the violation, or alleged violation, of any statutes, ordinances, orders, rules, regulations or Permits of or from any Governmental Authority relating to environmental matters connected with the Facilities, or any other assets of the Borrower or any of its Subsidiaries.

          "ENVIRONMENTAL LAW" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Hazardous Material Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act as amended, the Toxic Substances Control Act as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended and the Occupational Safety and Health Act, as amended, and any other federal, state or local statutes, present or future, relating to health, safety, or the environment, including, without limitation, transfer of ownership notification statutes such as the New Jersey Environmental Cleanup Responsibility Act (New Jersey Stat. Ann. 13:1K-6 ET SEQ.) and the Connecticut Industrial Transfer Law of 1985 (Conn. Gen. Stat. ss.22a-134 ET SEQ.) and statutes such as the California Safe Drinking Water and Toxic Enforcement Act (Cal. Health and Safety Code ss.25249.5 ET SEQ.), the Alaska Environmental Conservation Law (Alaska Stat. ss.46.03 ET SEQ.), the Oregon Hazardous Waste Remedial Action Act (Or. Rev. Stat. ss.466.540 ET SEQ.), and the Washington Hazardous Waste Cleanup Act (Wash. Rev. Code Chap. 70,105 B), and the regulations promulgated pursuant thereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), and any regulations promulgated thereunder.

          "ERISA AFFILIATE" means any Person which is treated as a single employer, trade or business (whether or not incorporated) with the Borrower under Section 414 of the Code.

          "ERISA REPORTABLE EVENT" means a reportable event with respect to a Guaranteed Pension Plan within the meaning of ss.4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

          "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "EURODOLLAR INTERBANK MARKET" means any lawful recognized market in which deposits of Dollars are offered by international banking units of United States banking institutions and by foreign banking institutions to each other.

          "EURODOLLAR LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on SCHEDULE 1 hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "EURODOLLAR RATE" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate determined by the Agent at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 (or any successor thereto) as of 11:00 a.m. London time on the second Business Day prior to the first day of such Interest Period, by (b) a percentage equal to 1.00 minus the Eurodollar Rate Reserve Percentage for such Interest Period; PROVIDED THAT, if information from the Telerate Page 3750 (or its successor) is unavailable, then the numerator shall be the rate based on information from the Reuters Screen LIBO Page as of the same time; PROVIDED FURTHER THAT, if information from neither the Telerate Page 3750 (or its successor) nor the Reuters Screen LIBO Page is available, the numerator shall be the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum notified to the Agent by each Reference Lender as the rate at which deposits in Dollars in immediately available funds are offered to the Eurodollar Lending Office of each of the Reference Lenders, two Business Days before the first day of such Interest Period by prime banks in any Eurodollar Interbank Market, selected by the Reference Lenders at or about the Relevant Local Time of such Eurodollar Lending Office, for delivery on the first day of such Interest Period in an amount substantially equal to the amount of the Loan to be made or continued as, or converted into, a Eurodollar Rate Loan by such Reference Lender and with a maturity equal to the last day of such Interest Period. As used herein, "Relevant Local Time", as to any Eurodollar Lending Office, shall be 11:00 a.m. London time when such Eurodollar Lending Office is located in Europe, or 10:00 a.m. Boston, Massachusetts time, when such Eurodollar Lending office is located in North America, the Caribbean or the Bahamas.

          "EURODOLLAR RATE LOAN" means any Loan that bears interest at a rate determined with reference to the Eurodollar Rate.

          "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period, means the reserve percentage (expressed as a decimal) applicable two Business Days before the first day of such Interest Period, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Agent at its principal office with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

          "EVENT OF DEFAULT" has the meaning specified in Section 8.01.

          "EXISTING CREDIT AGREEMENT" has the meaning set forth in the recitals hereof.

          "FACILITIES" means any building, structure, pipeline, Refinery, distribution or storage terminal, plant operated in conjunction with a Refinery or terminal, or any individual gasoline station and/or convenience store site, in each case on real property owned or leased or used by the Borrower or any of its Subsidiaries, and any other real property owned, leased or used by the Borrower or any of its Subsidiaries.

          "FACILITY A COMMITMENT" means for any Lender, the amount set forth next to the name of such Lender on SCHEDULE 1 hereto under the caption "Facility A Commitment", subject to reduction in accordance with the terms hereof.

          "FACILITY A COMMITMENT FEE" has the meaning specified in Section 2.08(a).

          "FACILITY A COMMITMENT PERCENTAGE" means, for each Lender, that percentage equal to the percentage of the Facility A Total Commitment comprised of such Lender's Facility A Commitment, or if the Facility A Commitments of the Lenders have terminated, that percentage equal to such Lender's percentage interest in the Facility A Revolving Credit Debt.

          "FACILITY A LENDER" means a Lender with a Facility A Commitment or who has advanced Facility A Loans.

          "FACILITY A LOANS" means Loans made to the Borrower pursuant to ss.2.01 hereof, including continuations or conversion thereof pursuant to
Section 2.11.

          "FACILITY A MATURITY DATE" means February 8, 2005.

          "FACILITY A NOTE" means each promissory note of the Borrower payable to the order of each Lender in an amount equal to the amount of such Lender's Facility A Commitment, in substantially the form of EXHIBIT B-1 hereto, evidencing the Indebtedness of the Borrower to such Lender with respect to the Facility A Revolving Credit Debt resulting from the Facility A Loans provided by such Lender hereunder and such Lender's interest in any Unpaid Reimbursement Obligations outstanding hereunder.

          "FACILITY A REVOLVING CREDIT DEBT" means at any time, the sum of (i) the aggregate principal amount of all Facility A Loans outstanding at such time, PLUS (ii) the Maximum Drawing Amount at such time, PLUS (iii) the aggregate principal amount of all Unpaid Reimbursement Obligations outstanding at such time.

          "FACILITY A TOTAL COMMITMENT" means, at the relevant time of reference thereto, an amount equal to Three Hundred Seventy-Five Million Dollars ($375,000,000) MINUS an amount equal to all reductions in the Facility A Total Commitment pursuant to the terms hereof.

          "FACILITY A UTILIZATION FEE" has the meaning specified in Section 2.08(c).

          "FACILITY B COMMITMENT" means for any Lender, the amount set forth next to the name of such Lender on SCHEDULE 1 hereto under the caption "Facility

          B Commitment", subject to reduction in accordance with the terms hereof.

          "FACILITY B COMMITMENT FEE" has the meaning specified in Section 2.08(b).

          "FACILITY B COMMITMENT PERCENTAGE" means, for each Lender, that percentage equal to the percentage of the Facility B Total Commitment comprised of such Lender's Facility B Commitment, or if the Facility B Commitments of the Lenders have terminated, that percentage equal to such Lender's percentage interest in the Facility B Debt.

          "FACILITY B DEBT" means at any time, the aggregate principal outstanding amount at such time of all Facility B Loans.

          "FACILITY B LENDER" means a Lender with a Facility B Commitment or who has advanced Facility B Loans, including Section 21 Facility B Lenders.

          "FACILITY B LOANS" means Loans made to the Borrower pursuant to ss.2.02 hereof, including continuations or conversions thereof pursuant to ss.2.11, and including the Loans converted to term loans pursuant to ss.2.09.

          "FACILITY B MATURITY DATE" means February 6, 2001 or such later date to which the Facility B Maturity Date is extended pursuant to Section 2.02.

          "FACILITY B NOTE" means each promissory note of the Borrower payable to the order of any Lender in an amount equal to the amount of such Lender's Facility B Commitment, in substantially the form of EXHIBIT B-2 hereto, evidencing the Indebtedness of the Borrower to such Lender with respect to the Facility B Debt provided by such Lender hereunder.

          "FACILITY B TOTAL COMMITMENT" means, at the relevant time of reference thereto, (i) prior to the Facility B Maturity Date, an amount equal to Three Hundred Seventy-Five Million Dollars ($375,000,000) MINUS an amount equal to all reductions in the Facility B Total Commitment pursuant to the terms hereof, and
(ii) on or after the Facility B Maturity Date, zero.

          "FACILITY B UTILIZATION FEE" has the meaning specified in Section 2.08(d).

          "FEDERAL FUNDS RATE" shall mean for any Interest Period of three, four, five, six or seven days, the rate of interest equal to the rate per annum at which BKB is offered Federal funds for such number of days in the term Federal funds market based on information presented on Telerate Page 5 as of 10:00 a.m. (Boston time) on the first Business Day of such Interest Period, for settlement on such day in an amount comparable to the amount of the Federal Funds Rate Loan of BKB to be outstanding for such Interest Period.

          "FEDERAL FUNDS RATE LOANS" means any Loan that bears interest at a rate determined by reference to the Federal Funds Rate.

          "FEE LETTERS" means the fee letter among the Borrower, BKB, RBC, PNC, FleetBoston Robertson Stephens Inc. and PNC Capital Markets, Inc. and the fee letter among the Borrower, BKB and FleetBoston Robertson Stephens Inc., each dated December 29, 1999.

          "FIFO" means the first-in-first-out method of determining value of inventory in accordance with GAAP.

          "FINAL TERM B MATURITY DATE" shall have the meaning set forth in
Section 2.09(b).

          "FISCAL QUARTER" means any fiscal quarter of the Borrower and its Subsidiaries ending on March 31, June 30, September 30 or December 31. Subsequent changes of the fiscal quarter of the Borrower and its Subsidiaries shall not change the term "Fiscal Quarter" as used herein, unless the Agent shall consent in writing to such a change.

          "FISCAL YEAR" means the fiscal year of the Borrower and its Subsidiaries ending on December 31. Subsequent changes of the fiscal year of the Borrower and its Subsidiaries shall not change the term "Fiscal Year" as used herein, unless the Agent shall consent in writing to such a change.

          "GAAP" means (i) when used in Article VI, whether directly or indirectly through reference to a capitalized term used therein, (A) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board of the United States and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (B) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (ii) when used in general, other than as provided above, means principles that are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (B) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTEED PENSION PLAN" means any employee pension benefit plan within the meaning of Section (3)(2) of ERISA (other than a Multiemployer Plan) which the Borrower, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants and which is guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA.

          "GUARANTOR" has the meaning specified in the definition of Contingent Obligations.

          "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, and including, without limitation, the face amount available to be drawn under all letters of credit, reimbursement and similar obligations with respect to surety bonds, letters of credit and banks' acceptances, whether or not matured (but excluding, obligations with respect to letters of credit backing current obligations of the Borrower and up to $50,000,000 of non-trade letters of credit in support of dealer finance programs and other obligations not reflected on the Borrower's balance sheet in accordance with GAAP), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capitalized Lease Obligations, (e) all Contingent Obligations, (f) all Indebtedness referred to in clause (a), (b),
(c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (g) the Obligations, and (h) the amount at which any redeemable preferred stock of such Person is required to be redeemed; PROVIDED that Indebtedness shall not include (x) obligations of the Borrower or TFT with respect to the Trust Securities, (y) current accounts payable arising in the ordinary course of business, or (z) obligations supporting the securitization of the Borrower's and its Subsidiaries' hydrocarbon inventories, credit card receivables or trade receivables pursuant to hydrocarbon inventory, credit card or trade receivable securitization programs.

          "INTEREST COVERAGE RATIO" means, in respect of any specified period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

          "INTEREST PERIOD" means as to the Borrower, in the event that the Borrower shall have validly and effectively elected to have any Loan bear interest at a rate determined by reference to (a) the Eurodollar Rate, (i) initially, the period commencing on the date that such Loan is made or on the date of conversion of the interest rate applicable to such Loan to a rate determined by reference to the Eurodollar Rate, as the case may be, and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Agent pursuant to Section 2.03 or 2.11, respectively, and (ii) thereafter, if the Borrower validly and effectively elects to have such Loan continue to bear interest at a rate determined by reference to the Eurodollar Rate pursuant to
Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Agent pursuant to Section 2.11, or (b) the Federal Funds Rate, (i) initially, the period of three, four, five, six or seven days as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Agent pursuant to Section 2.03 or 2.11, respectively, commencing on the date that such Loan is made or on the date of conversion of the interest rate applicable to such Loan to a rate determined by reference to the Federal Funds Rate and (ii) thereafter, if the Borrower validly and effectively elects to have such Loan continue to bear interest at a rate determined by reference to the Federal Funds Rate pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending three, four, five, six or seven days thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Agent pursuant to Section 2.11; PROVIDED, HOWEVER, that all of the foregoing provisions are subject to the following:

               (A) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless with respect to Interest Periods relating to Eurodollar Rate Loans, the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

               (B) any Interest Period for a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), shall end on the last Business Day of a calendar month; and

               (C) the Borrower may not select any Interest Period which ends after the Facility A Maturity Date with respect to any Facility
          A Loan or the Facility B Maturity Date with respect to any Facility B Loan.

          "ISSUING LENDER" means, with respect to any Letter of Credit, the Agent, or such other Lender that issues such Letter of Credit at the request of the Agent.

          "LENDERS" has the meaning specified in the recitals hereof.

          "LETTERS OF CREDIT" means Documentary Letters of Credit and Standby Letters of Credit.

          "LEVERAGE RATIO" means the ratio of (a) Indebtedness (other than Non-Recourse Debt) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP to (b) Consolidated Capitalization.

          "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement naming the owner of the asset to which such Lien relates as debtor.

          "LIFO" means the last-in-first-out method of determining value of inventory in accordance with GAAP.

          "LOANS" means the Facility A Loans and the Facility B Loans.

          "LOAN ACCOUNT" has the meaning specified in Section 2.17.

          "MATERIAL ADVERSE CHANGE" means a change that results, or would result, in a Material Adverse Effect.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Borrower or the Company, or (b) the Borrower's ability to pay the Obligations in accordance with the terms hereof and to perform its obligations hereunder.

          "MAXIMUM DRAWING AMOUNT" means the aggregate face amount available to be drawn under all outstanding Letters of Credit issued pursuant to Section 2.04, 2.05 or 2.06 hereof.

          "MOODY'S" means Moody's Investors Service, Inc.

          "MULTIEMPLOYER PLAN" means any multiemployer plan within the meaning ofss.3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

          "NET INCOME (LOSS)" means, in respect of any fiscal period, the net income (or net loss, as the case may be) of the Borrower and its Subsidiaries for such period, after deduction of all expenses, taxes and other proper charges determined on a consolidated basis in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

          "NON-CONSENTING LENDER" has the meaning specified in Section 2.02(d).

          "NON-RECOURSE DEBT" with respect to the Borrower or any of its Subsidiaries, means Indebtedness incurred by such Person to finance the acquisition or construction on or after the date of such incurrence of any Facility and/or other Capital Asset if and only if the rights and remedies available to the lender of such Indebtedness are limited solely to recourse against the Facility or Capital Asset acquired or constructed with the proceeds of such Indebtedness and none of the Borrower or any of its Subsidiaries has any additional liability or obligation in respect thereof, whether for deficiencies or otherwise.

          "NOTES" means the Facility A Notes and the Facility B Notes.

          "NOTICE OF BORROWING" has the meaning specified in Section 2.03(a).

          "NOTICE OF CONVERSION OR CONTINUATION" has the meaning specified in
Section 2.11.

          "OBLIGATIONS" means all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent or any of the Lenders, present or future, whether or not evidenced by any note, guarantee or other instrument, arising under this Agreement, any Ancillary Agreement or any other document or instrument executed in connection herewith or therewith, whether arising by reason of an extension of credit, opening, creation or amendment of a Letter of Credit or payment thereunder or of any draft drawn thereunder (including, without limitation, those arising from payment or guarantee by any Lender in connection with a Letter of Credit opened for the Borrower), loan (including the Loans), guarantee, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, fees, commissions, charges, expenses, attorneys' fees and any other sum chargeable to the Borrower under this Agreement, any Ancillary Agreement or any other agreement with any Lender with respect to any of the foregoing.

          "OTHER TAXES" has the meaning specified in Section 2.18(b).

          "OVERNIGHT FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it in its sole discretion acting in good faith.

          "PBGC" means the Pension Benefit Guaranty Corporation created by ss.4002 of ERISA and any successor entity or entities having similar responsibilities.

          "PERMIT" means any permit, approval, consent, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

          "PERMITTED BUSINESSES" means businesses substantially the same as the primary businesses conducted by the Borrower and its Subsidiaries as of the date hereof.

          "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          "PNC" has the meaning specified in the recitals hereto.

          "PRIMARY ASSET" means those Capital Assets of the Borrower or its Subsidiaries necessary for the continued operation of the business of the Borrower or its Subsidiaries substantially as currently operated and shall include, without limitation, each Refinery and each group of retail gasoline and convenience outlets consisting of at least 200 sites in contiguous market locations, but shall exclude office buildings, terminal and pipeline assets and individual retail locations.

          "PROJECTIONS" means those certain consolidated and consolidating financial projections of the Company and the underlying assumptions relating thereto, calculated on a PRO FORMA basis assuming the transactions pursuant to the Acquisition have been consummated, for the five years commencing on the Closing Date.

          "QUALIFYING INVESTMENTS" means repurchase agreements and obligations rated (on the date of such purchase or acquisition) AAA or A-1 by S&P or Aaa or P-1 by Moody's, obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America or any agency thereof, money market preferred stocks rated AA or better by S&P or Aa or better by Moody's, money market loan participation programs with companies with short-term credit rated AAA or A-1 by S&P or Aaa or P-1 by Moody's, and certificates of deposit issued by any bank organized under the laws of the United States of America or any state thereof if such bank has a short-term debt rating of not less than P-1 or A-1 or their equivalent by Moody's or S&P, respectively, or any of their successors; PROVIDED, HOWEVER, that none of the above instruments shall have a maturity of less than one year or more than five years.

          "RBC" has the meaning specified in the recitals hereto.

          "REFERENCE LENDERS" means BKB, RBC and PNC.

          "REFINERY" means any refinery owned by the Borrower and/or any of its Subsidiaries.

          "REGISTER" has the meaning specified in Section 10.02(c).

          "RELEASE" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property owned, leased, or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

          "REMEDIAL ACTION" means all actions, including corrective actions, required to (a) clean up, remove, treat or in any other way address any Contaminant or other substance in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of any Contaminant or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

          "REQUIRED FACILITY A LENDERS" means, as of a particular date, Lenders having in aggregate a Facility A Commitment Percentage of at least fifty-one percent (51%).

          "REQUIRED FACILITY B LENDERS" means, as of a particular date, Lenders having in aggregate a Facility B Commitment Percentage of at least fifty-one percent (51%).

          "REQUIRED LENDERS" means, as of a particular date, Lenders having an aggregate Credit Facility Percentage of at least fifty-one percent (51%).

          "REQUIREMENT OF LAW" means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and all federal, state and local laws, rules, regulations, orders, decrees or other determinations of an arbitrator, court or other Governmental Authority including, without limitation, all disclosure requirements of ERISA and the requirements of Environmental Laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER" means any of the principal executive officers of the Borrower, including its Chief Financial Officer and any vice president.

          "RESTRICTED INVESTMENT" means, (a) any purchase or other acquisition of any Stock or other security, obligation or other interest in any Person (including, without limitation, any loan, advance, or other extension of credit to such Person) or any capital contribution to any Person (including, without limitation, any capital contribution by the Borrower or any of its Subsidiaries to any other Subsidiary of the Borrower) or (b) any loan, advance, or other extension of credit by the Borrower or any of its Subsidiaries to any other Subsidiary of the Borrower, except:

               (i) investments in Cash Equivalents or Qualifying Investments;

               (ii) investments in or capital contributions to a Subsidiary of the Borrower in any Fiscal Year in an aggregate amount not in excess of the amounts required to be repaid by such Subsidiaries in any Fiscal Year under outstanding Indebtedness (other than Non-Recourse
          Debt) permitted in Section 7.01 plus $50,000,000;

               (iii) routine security deposits made in the ordinary course of business;

               (iv) normal trade receivables arising from the sale of Inventory by the Borrower or any of its Subsidiaries in the ordinary course of business; and

               (v) indemnifications to officers, directors and other Persons to the extent permitted by the corporation laws of any applicable jurisdiction, customary indemnification to underwriters and other Persons made in connection with any security offerings, and indemnifications in connection with any permitted Sale of a Capital Asset by the Borrower or a Subsidiary of the Borrower.

          "RESTRICTED PAYMENT" means (a) the declaration of any dividend on, or the making of or the incurrence of any liability to make any other payment or distribution in cash or other property or assets in respect of, the Stock of the Borrower other than one payable or paid solely in Stock of the Borrower or (b) any payment on account of the purchase, redemption, retirement or other acquisition of any of the Stock of the Borrower or any other payment or distribution made in respect thereof, either directly or indirectly, except solely in exchange for Stock of the Borrower.

          "RESTRICTED PREPAYMENT" means any prepayment of any Indebtedness of the Borrower or any of its Subsidiaries, other than the Notes, in advance of the scheduled maturity thereof.

          "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

          "SALE" or "SELL" means any sale, transfer, conveyance, assignment, exchange, liquidation, long-term lease or other disposition of (other than the grant of a Lien on), all or any portion of any asset or Stock or any interest therein, whether or not for value.

          "SECTION 21 FACILITY B LENDER" has the meaning specified in Section 2.21.

          "SINGLE PURPOSE SUBSIDIARY" means any Subsidiary of the Borrower established for the sole purpose of acquiring, constructing, owning, operating or financing one or more Facilities or other Capital Assets, the acquisition or construction of which is being or was financed with the proceeds of Non-Recourse Debt secured by such Facilities or Capital Assets; PROVIDED that such Subsidiary shall cease to be a Single Purpose Subsidiary when such Non-Recourse Debt is paid in full.

          "STANDBY LETTERS OF CREDIT" means irrevocable standby letters of credit opened for the account of the Borrower by the Agent or any other Lender pursuant to this Agreement.

          "STOCK" means all shares, options, interests, participation's or other equivalents (regardless of how designated) of or in a corporation or equivalent entity (including, without limitation, a partnership, business trust or limited liability company), whether voting or nonvoting, and including, without limitation, common stock, preferred stock, membership interests, beneficial interests in trusts, securities convertible into or exchangeable for stock, or warrants or options for any of the foregoing.

          "SUBSIDIARY" means, with respect to any Person, any corporation, partnership or other business entity (including business trusts) of which an aggregate of more than 50% of the outstanding Stock, having ordinary voting power to elect or appoint a majority of the members of the board of directors, trustees or members of a similar governing body of such corporation, partnership or other entity (irrespective of whether, at the time, Stock of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency), is, or of which an aggregate of more than 50% of the interests in which are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person and, with respect to the Borrower, shall include TFT.

          "TAXES" has the meaning specified in Section 2.18(a).

          "TEL" means Tosco Europe Limited, a limited liability company organized under the laws of England and Wales.

          "TFT" means Tosco Financing Trust, a statutory business trust formed under the laws of the State of Delaware.

          "TOTAL COMMITMENT" means the sum of the Facility A Total Commitment PLUS the Facility B Total Commitment.

          "TRUST SECURITIES" means, collectively, (i) the 5-3/4% Trust Convertible Preferred Securities representing preferred undivided beneficial interests in the assets of TFT and (ii) the related 5-3/4% Convertible Junior Subordinated Debentures issued pursuant to the Supplemental Indenture, dated as of December 13, 1996, between the Borrower and State Street Bank and Trust Company.

          "TURNAROUNDS" means periodic shutdowns, or the substantial curtailment of operations, of any Refinery or any particular processing unit at any Refinery for inspection, repairs, replacements and other major maintenance work.

          "TYPE" refers, with respect to any Loan, to whether such Loan is a Base Rate Loan, a Eurodollar Rate Loan or a Federal Funds Rate Loan.

          "UNPAID REIMBURSEMENT OBLIGATIONS" means, as to any Letter of Credit, as at any date of determination, the aggregate amount of all drawings under such Letter of Credit honored by the Agent (or other Issuing Lender) and not theretofore reimbursed by the Borrower.

          1.02. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

          1.03. ACCOUNTING TERMS. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given to such term in accordance with GAAP applied on a consistent basis. All financial computations hereunder shall be computed in accordance with GAAP. The fact that certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

          1.04. GENERAL PROVISIONS. The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular section, subsection or clause contained in this Agreement. Wherever, from the context, it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Except as otherwise provided herein, a reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement. A reference to any law includes any amendment or modification to such law. A reference to any Person includes its permitted successors and permitted assigns. The words "include", "includes" and "including" are not limiting. Reference to a particular "ss." refers to that section of this Agreement unless otherwise indicated.

                   ARTICLE II. AMOUNTS AND TERMS OF THE LOANS

          2.01. REVOLVING CREDIT FACILITY A.

          (a) On the terms and subject to the conditions contained in this Agreement, including, without limitation, compliance with Section 2.03 hereof and Article III hereof, each Facility A Lender severally agrees to make Facility A Loans to the Borrower and to participate in Letters of Credit on behalf of the Borrower, from time to time, in an aggregate principal amount up to but not in excess of such Lender's Facility A Commitment as in effect from time to time, during the period commencing on the Closing Date to but excluding the Facility A Maturity Date; PROVIDED that the Facility A Revolving Credit Debt, after giving effect to amounts requested, shall not at any time exceed the Facility A Total Commitment as in effect at such time. Subject to the terms and conditions contained in this Agreement, at any time prior to the Facility A Maturity Date, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow Facility A Loans pursuant to this Section 2.01(a).

          (b) The Borrower shall have the right at any time and from time to time upon five Business Days' written notice to the Agent to reduce by $5,000,000 or an integral multiple thereof or terminate entirely the unused portion of the Facility A Total Commitment, whereupon the Facility A Commitments of the Lenders shall be reduced PRO RATA in accordance with their respective Facility A Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this ss.2.01, the Agent will notify all the Lenders of the substance thereof. No reduction or termination of the Facility A Commitments of the Lenders may be reinstated.

          (c) Upon the effective date of any such reduction or termination of the Facility A Total Commitment, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any Facility A Commitment Fee then accrued on the portion of the Facility A Total Commitment so reduced or terminated.

          2.02. REVOLVING CREDIT FACILITY B.

          (a) On the terms and subject to the conditions contained in this Agreement, including, without limitation, compliance with Section 2.03 hereof and Article III hereof, each Facility B Lender severally agrees to make Facility B Loans to the Borrower, from time to time, in an aggregate principal amount up to but not in excess of such Lender's Facility B Commitment as in effect from time to time, during the period commencing on the Closing Date to but excluding the Facility B Maturity Date, PROVIDED that the Facility B Debt during such period, after giving effect to amounts requested, shall not at any time exceed the Facility B Total Commitment as in effect at such time. Subject to the terms and conditions contained in this Agreement, at any time prior to the Facility B Maturity Date, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow Facility B Loans pursuant to this Section 2.02(a).

          (b) The Borrower shall have the right at any time and from time to time upon five Business Days' written notice to the Agent to reduce by $5,000,000 or an integral multiple thereof or terminate entirely the unused portion of the Facility B Total Commitment, whereupon the Facility B Commitments of the Lenders shall be reduced PRO RATA in accordance with their respective Facility B Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this ss.2.02, the Agent will notify all the Lenders of the substance thereof. No reduction or termination of the Facility B Commitments of the Lenders may be reinstated.

          (c) Upon the effective date of any such reduction or termination of the Facility B Total Commitment, the Borrower shall pay to the Agent for the respective accounts of the Facility B Lenders the full amount of any Facility B Commitment Fee then accrued on the portion of the Facility B Total Commitment so reduced or terminated.

          (d) The Borrower may, provided that no Default or Event of Default has occurred and is continuing, by written notice to the Agent given not more than ninety (90) days nor less than sixty (60) days prior to the then applicable Facility B Maturity Date request that the Facility B Maturity Date be extended to the date which is the earlier of (i) the Facility A Maturity Date and (ii) 364 days after the then applicable Facility B Maturity Date. The Agent shall notify all the Lenders of such request promptly after receipt, and request each Facility B Lender to notify the Agent of such Facility B Lender's determination to consent or not to consent to such extension on or before the 28th day immediately preceding the then applicable Facility B Maturity Date. A failure by a Facility B Lender to respond on or before such date shall be deemed a determination by such Facility B Lender not to consent to the extension (such Facility B Lender, along with those Facility B Lenders who notify the Agent of their determination not to consent to the extension, shall be hereinafter referred to as "Non-Consenting Lenders" and each a "Non-Consenting Lender"). The Agent shall promptly notify the Borrower and all the Lenders of the response of the Facility B Lenders to the Borrower's request.

          (e) If each Facility B Lender has notified the Agent of such Facility B Lender's determination to consent to an extension of the Facility B Maturity Date pursuant to Section 2.02(d), then each such Facility B Lender shall be deemed to have delivered such consent on the then applicable Facility B Maturity Date and the Facility B Maturity Date shall be extended to the date which is the earlier of (i) the Facility A Maturity Date and (ii) 364 days after the then applicable Facility B Maturity Date.

          (f) If less than the Required Facility B Lenders have notified the Agent of their determination to consent to an extension of the Facility B Maturity Date pursuant to Section 2.02(d), then the Facility B Maturity Date shall not be extended and the repayment provisions of Section 2.09(b) shall apply.

          (g) If the Required Facility B Lenders, but less than all the Facility B Lenders, have notified the Agent of their determination to consent to an extension of the Facility B Maturity Date pursuant to Section 2.02(d), then the Borrower shall, within 10 days after notification from the Agent regarding the determination of the Facility B Lenders, give written notice to the Agent of the Borrower's election to either (i) decline the extension of the Facility B Maturity Date, in which case the Facility B Maturity Date shall not be extended and the repayment provisions of Section 2.09(b) shall apply (including the option set forth therein to convert the Facility B Loans to term loans upon the satisfaction of the requisite notice provisions set forth therein), or (ii) accept the extension of the Facility B Maturity Date, in which case on the then applicable Facility B Maturity Date, without giving effect to the request for extension, (A) the Borrower shall pay to the Agent for the account of each Non-Consenting Lender the outstanding Facility B Loans advanced by such Non-Consenting Lender together with accrued interest thereon, and any accrued Facility B Commitment Fee owing to such Non-Consenting Lender and such Non-Consenting Lender's PRO RATA share of any accrued but unpaid Facility B Utilization Fee, (B) the Facility B Total Commitment shall be decreased by the Facility B Commitment of each Non-Consenting Lender, each Non-Consenting Lender's Facility B Commitment shall be reduced to zero, and the Facility B Commitment Percentage of the remaining Lenders with Facility B Commitments shall be adjusted accordingly, (C) each Lender which has determined to give its consent shall be deemed to have delivered such consent on the then applicable Facility B Maturity Date, and (D) the Facility B Maturity Date shall be extended to the date which is the earlier of (x) the Facility A Maturity Date and (y) 364 days after the Facility B Maturity Date then in effect. In addition, if the Borrower elects to extend the Facility B Maturity Date pursuant to Section 2.02(g)(ii), the Borrower may exercise its right pursuant to Section 2.21 to replace some or all of the Facility B Commitments held by the Non-Consenting Lenders.

          2.03. NOTICE AND METHOD OF BORROWING.

          (a) Each Loan shall be made upon receipt of a notice (each, a "Notice of Borrowing"), given by the Borrower requesting such Loans and received by the Agent not later than 12:00 noon, Boston, Massachusetts time, at least (x) three Business Days, in the case of Eurodollar Rate Loans and (y) one Business Day, in the case of Base Rate Loans and Federal Funds Rate Loans, prior to the Drawdown Date of such Loan. The Notice of Borrowing shall be in substantially the form of EXHIBIT C hereto, specifying therein:

               (i) the Drawdown Date of such proposed Loan, which shall be a Business Day;

               (ii) the amount of such proposed Loan which, in the case of Base Rate Loans and Federal Funds Rate Loans shall be in an amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof and, in the case of Eurodollar Rate Loans, shall be in an amount of not less than $10,000,000 or an integral multiple of $5,000,000 in excess thereof;

               (iii) the Type of such Loans;

               (iv) whether such Loan is a Facility A Loan or a Facility B Loan; and

               (v) if the proposed Loan is to be comprised of Eurodollar Rate Loans or Federal Funds Rate Loans, the duration of the initial Interest Period applicable to such Loans.

Unless the Notice of Borrowing specifies otherwise, such Loans shall initially bear interest at a rate determined by reference to the Base Rate. The Agent shall give to each Lender prompt notice of the Agent's receipt of a Notice of Borrowing and, if the Borrower has properly requested in such Notice of Borrowing that any Loans initially bear interest at a rate determined by reference to the Eurodollar Rate or the Federal Funds Rate, the applicable Interest Period and interest rate under Section 2.12(b) or (c). The delivery of each Notice of Borrowing shall constitute a representation by the Borrower that each condition precedent set forth in Section 3.01 in the case of Loans advanced on the Closing Date, and in Section 3.02 in the case of all Loans, has been satisfied.

          (b) Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Loans, each of the Lenders, severally, will make available to the Agent, at the address set forth in Section 10.07 hereof (or at such other address of which the Agent shall notify the Lenders), in immediately available funds, the amount of such Lender's Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by Article III and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make the aggregate amount of such Loans available to the Borrower. The failure or refusal of any Lender to make available to the Agent at the aforesaid time on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of its Commitment Percentage of any requested Loans.

          (c) The Agent may (unless notified to the contrary by any Lender prior to a Drawdown Date) assume that each Lender has made available to the Agent on such Drawdown Date the amount of such Lender's Commitment Percentage of the Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount advanced by the Agent on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the Overnight Federal Funds Rate for federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount equal to such Lender's Commitment Percentage of such Loans, TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender's Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender's Commitment Percentage of such Loans is not made available to the Agent by such Lender within three (3) Business Days of such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

          (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the event that any Notice of Borrowing specifies that any Loan is to bear interest initially at a rate determined by reference to the Eurodollar Rate or the Federal Funds Rate, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing as the proposed Drawdown Date, any of the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund its Loans in the event that such Loans, as a result of such failure, are not made on such date.

          2.04. LETTERS OF CREDIT. Each Letter of Credit opened by the Issuing Lender under this Agreement for the account of the Borrower shall have the following characteristics:

               (i) each Documentary Letter of Credit issued by the Issuing Lender hereunder shall have an expiry date which is not more than 90 days following the date of issuance thereof;

               (ii) each Standby Letter of Credit issued by the Issuing Lender hereunder shall have an expiry date which is not more than 365 days following the date of issuance thereof;

               (iii) no Letter of Credit shall have an expiry date later than the date which is ten days prior to the Facility A Maturity Date; and

               (iv) each Letter of Credit shall be payable by drafts drawn at sight in accordance with the appropriate Application, and shall be used only for the purposes set forth in Section 5.10(a).

          2.05. PROCEDURES FOR OPENING LETTERS OF CREDIT.

          (a) The Borrower shall give the Agent at least one Business Day's prior electronic, telephonic (to be confirmed in writing within twenty-four (24) hours), written, telex, telecopy or telegraphic notice (effective upon receipt), of any request for the establishment of a Letter of Credit under this Agreement. Such notice from the Borrower shall be accompanied by all information which the Agent or the Issuing Lender shall require for the issuance of the Letter of Credit then being requested. Subject to the terms and conditions of this Agreement, not later than 12:00 noon, Boston, Massachusetts time, on the date specified in such notice (or, if not timely delivered, on the second Business Day after receipt by the Agent), the Issuing Lender shall establish such Letter of Credit by forwarding the original of such Letter of Credit to the beneficiary thereof in the manner specified by the Borrower; PROVIDED that the Issuing Lender shall have no obligation to establish a Letter of Credit if after giving effect thereto the Facility A Revolving Credit Debt would exceed the Facility A Total Commitment. The delivery to the Agent of a request for the establishment of a Letter of Credit shall constitute a representation by the Borrower that each condition precedent set forth in Section 3.01 in the case of Letters of Credit issued or renewed on the Closing Date and in Section 3.02 in the case of all Letters of Credit has been satisfied. The Agent shall notify the other Lenders on a weekly basis of all Letters of Credit issued hereunder.

          (b) Effective as of the date of opening of each Letter of Credit, the Issuing Lender agrees to grant and does grant, and each Lender severally and irrevocably agrees to take and does take, an undivided participating interest in such Letter of Credit and the Application relating thereto in a percentage equal to such Lender's Facility A Commitment Percentage. All Letters of Credit issued and outstanding on the Closing Date under the Existing Credit Agreement shall be deemed to be Letters of Credit issued and outstanding hereunder and each Lender severally and irrevocably agrees to take and does take, an undivided participating interest in each such Letter of Credit and the Application relating thereto in a percentage equal to such Lender's Facility A Commitment Percentage.

          (c) If the Issuing Lender at any time makes a payment on account of any Letter of Credit, the Issuing Lender shall immediately notify the Borrower and the Agent, and if the Issuing Lender is not concurrently reimbursed therefor by the Borrower pursuant to Section 2.06(a), the Issuing Lender shall notify the Agent and the Agent shall promptly notify each Lender of such payment. Forthwith upon its receipt of such notice, each Lender other than the Issuing Lender shall transfer to the Agent for the account of the Issuing Lender, in immediately available funds, an amount equal to such Lender's Facility A Commitment Percentage of such payment under such Letter of Credit. The obligation of each Lender to so pay the Agent for the account of the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or an Event of Default, the termination or reduction of the Facility A Total Commitment, any right of setoff or counterclaim or defense to payment, or any other occurrence or event.

          2.06. ADDITIONAL PROVISIONS REGARDING LETTERS OF CREDIT. In order to induce each Issuing Lender to establish Letters of Credit hereunder:

          (a) The Borrower agrees to pay each Issuing Lender the amount of all Unpaid Reimbursement Obligations owing to such Issuing Lender under any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Lender or any other Person. The Borrower agrees to reimburse the Issuing Lender for all amounts which the Issuing Lender pays under such Letter of Credit no later than the time specified in the related Application therefor. The Issuing Lender shall immediately notify the Agent of all sums received from the Borrower by the Issuing Lender, and the Agent shall notify the other Lenders of the receipt of such sums. Before any Unpaid Reimbursement Obligation is due and payable, such Unpaid Reimbursement Obligation shall bear interest at the rate of interest applicable to Loans bearing interest at a rate based on the Base Rate during such period. If the Borrower does not pay (either from the proceeds of a Loan or otherwise) any such Unpaid Reimbursement Obligation when due, such Unpaid Reimbursement Obligation shall immediately bear interest computed from the date on which such Unpaid Reimbursement Obligation became due to the date of repayment in full thereof at the rate of interest applicable to past due Loans bearing interest at a rate based on the Base Rate during such period.

          (b) The Borrower agrees that the Agent, the Issuing Lender and any other Lender shall not be responsible or liable for, and the obligation of the Borrower to reimburse the Issuing Lender for any payment made by the Issuing Lender under any Letter of Credit opened by it shall not be affected by (i) the validity, form, enforceability or genuineness of any note, draft, demand, statement or other document (or any endorsement thereof) presented to the Issuing Lender under such Letter of Credit which, upon examination by the Issuing Lender with reasonable care, appears on its face to be in accordance with the terms and conditions of such Letter of Credit even if such note, draft, demand, statement or other document (or such endorsement) is proven to be invalid, untrue, inaccurate, unenforceable, fraudulent or forged, or (ii) any dispute between the Borrower and the beneficiary or beneficiaries under such Letter of Credit.

          (c) The Borrower agrees that any action taken or omitted to be taken by the Issuing Lender in connection with any Letter of Credit, if taken or omitted to be taken in good faith, shall be binding upon the Borrower and shall not create any liability for the Issuing Lender, the Agent or any other Lender to the Borrower.

          (d) If the Issuing Lender is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Borrower to the Issuing Lender in reimbursement of a payment made in respect of any Letter of Credit, each Lender participating therein shall, on demand of the Agent, forthwith deliver to the Issuing Lender an amount equal to such Lender's Facility A Commitment Percentage of any amounts so returned by the Issuing Lender, together with interest thereon from the date such demand is made to but not including the date such amounts are delivered by such Lender to the Agent, at a rate per annum equal to the Overnight Federal Funds Rate.


          2.07. LETTER OF CREDIT COMMISSIONS AND FEES.

          (a) Commencing on the Closing Date and thereafter, in lieu of any Letter of Credit commissions and fees provided for in the Applications relating thereto or otherwise, the Borrower agrees to pay the following fees and commissions in connection with any Letters of Credit:

               (i) The Borrower agrees to pay to the Agent on behalf of the Lenders in accordance with their respective Facility A Commitment Percentages, with respect to any Letter of Credit, fees or commissions calculated daily in an amount equal to the maximum drawing amount of such Letter of Credit, MULTIPLIED BY the applicable rate per annum, expressed in Basis Points, set forth in the table below opposite the Debt Rating then in effect; PROVIDED that, in the event of a split Debt Rating by S&P and Moody's, the higher Debt Rating shall apply; unless the Debt Rating by S&P and Moody's is split by more than one level, in which case the average rating shall apply; and PROVIDED FURTHER that in the event of any change in the Debt Rating, such fees or commissions on outstanding Letters of Credit shall be immediately adjusted to reflect such change:


DEBT RATING              STANDBY L/C'S               DOCUMENTARY L/C'S

S&P:  A-                      42.5                       20.0
Moody's: A3
or better

S&P: BBB+                     55.0                       25.0
Moody's: Baa1

S&P: BBB                      65.0                       30.0
Moody's: Baa2

S&P: BBB-                     90.0                       40.0
Moody's: Baa3

unrated or lower than         120.0                      50.0
  S&P: BBB-
  Moody's: Baa3

               (ii) In addition to the fees and commissions provided for in clause (i) of this Section 2.07(a), the Borrower agrees to pay to the Issuing Lender of each Letter of Credit, a fee in an amount equal to 1/8% per annum of the maximum drawing amount of such Letter of Credit from time to time outstanding.

               (iii) In addition to the fees and commissions provided in clauses
          (i) and (ii) of this Section 2.07(a), the Borrower agrees to pay to the Issuing Lender of each Letter of Credit, minimum opening commissions and fees in respect of any amendment or negotiation of any Letter of Credit, in accordance with the Issuing Lender's published schedule of such charges, effective as of the date of such amendment or negotiation.

          (b) All such fees specified in Section 2.07(a)(i), (ii) and (iii) inclusive hereof shall be calculated, with respect to each Letter of Credit, based on the maximum drawing amount thereunder during the period commencing on the date of issuance thereof (or with respect to Letters of Credit outstanding on the Closing Date, commencing on the Closing Date) through the expiry date thereof or the date of negotiation or cancellation thereof, as the case may be (calculated on the basis of a 360-day year for the actual number of days elapsed) and shall be payable in arrears on the last day of each Fiscal Quarter during which, or any part of which, such Letter of Credit is outstanding. Promptly after receipt of such quarterly payment, the Agent shall pay to each Lender such Lender's Facility A Commitment Percentage of all Letter of Credit fees referred to in Section 2.07(a)(i) which are received. Notwithstanding any provision contained herein to the contrary, no fees, commissions or other amounts paid as of or prior to the Closing Date in respect of any Letter of Credit existing as of the Closing Date shall be repaid or credited against any amounts otherwise payable pursuant to this Section 2.07.

          2.08. COMMITMENT AND UTILIZATION FEES. (a) The Borrower agrees to pay to the Agent, on behalf of the Lenders in accordance with their Facility A Commitment Percentages, a commitment fee (the "Facility A Commitment Fee") calculated daily for the period commencing on the date hereof through and including the Facility A Maturity Date, or such earlier date upon which the Facility A Commitments shall terminate, at the rate per annum (expressed in Basis Points), set forth in the table below, opposite the Debt Rating then in effect MULTIPLIED BY the amount by which the Facility A Total Commitment exceeds the aggregate Facility A Revolving Credit Debt outstanding on such day; PROVIDED that, in the event of a split Debt Rating by S&P and Moody's, the higher rating shall apply unless the Debt Rating by S&P and Moody's is split by more than one level, in which case the average rating shall apply:

                                               FACILITY A
DEBT RATING                                COMMITMENT FEE RATE

S&P:  A-                                          10.0
Moody's: A3
or better

S&P:  BBB+                                        12.5
Moody's:  Baa1

S&P:  BBB                                         15.0
Moody's:  Baa2

S&P:  BBB-                                        20.0
Moody's:  Baa3

unrated or lower than                             30.0
 S&P:  BBB-
 Moody's:  Baa3

The Facility A Commitment Fee shall be payable to the Agent, on behalf of each Lender PRO RATA in accordance with such Lender's Facility A Commitment Percentage, in cash quarterly in arrears on the last day of each Fiscal Quarter, commencing on the first such day to occur after the Closing Date, and on the date upon which the Facility A Commitments shall terminate. Promptly after receipt of such quarterly payment, the Agent shall pay to each Lender such Lender's Facility A Commitment Percentage of such payment.

          (b) The Borrower agrees to pay to the Agent, on behalf of the Lenders in accordance with their Facility B Commitment Percentages, a commitment fee (the "Facility B Commitment Fee") calculated daily for the period commencing on the date hereof through and including the Facility B Maturity Date, or such earlier date upon which the Facility B Commitments shall terminate, at the rate per annum (expressed in Basis Points), set forth in the table below, opposite the Debt Rating then in effect MULTIPLIED BY the amount by which the Facility B Total Commitment exceeds the aggregate Facility B Debt outstanding on such day; PROVIDED that, in the event of a split Debt Rating by S&P and Moody's, the higher rating shall apply unless the Debt Rating by S&P and Moody's is split by more than one level, in which case the average rating shall apply:

                                               FACILITY B
DEBT RATING                                COMMITMENT FEE RATE

S&P:  A-                                            7.5
Moody's: A3
or better

S&P:  BBB+                                         10.0
Moody's:  Baa1

S&P:  BBB                                          12.5
Moody's:  Baa2

S&P:  BBB-                                         17.5
Moody's:  Baa3

unrated or less than                               27.5
  S&P:  BBB-
  Moody's:  Baa3

The Facility B Commitment Fee shall be payable to the Agent, on behalf of each Lender PRO RATA in accordance with its Facility B Commitment Percentage, in cash quarterly in arrears on the last day of each Fiscal Quarter, commencing on the first such day to occur after the Closing Date, and on the date upon which the Facility B Commitments shall terminate. The Agent shall pay to each Lender such Lender's Facility B Commitment Percentage of such quarterly payment promptly after receipt thereof.

          (c) The Borrower agrees to pay to the Agent, on behalf of the Facility A Lenders in accordance with their Facility A Commitment Percentages, a utilization fee (the "Facility A Utilization Fee") calculated daily for the period commencing on the date hereof through and including the Facility A Maturity Date or such earlier date upon which the Facility A Total Commitment shall terminate at a rate of one-tenth of one percent (0.10%) per annum MULTIPLIED BY the Facility A Revolving Credit Debt if on such day the Facility A Revolving Credit Debt exceeds thirty-three percent (33%) of the Facility A Total Commitment as then in effect. The Facility A Utilization Fee shall be payable to the Agent, on behalf of each Facility A Lender PRO RATA in accordance with its Facility A Commitment Percentage, in cash quarterly in arrears on the last day of each such Fiscal Quarter, commencing on the first such day to occur after the Closing Date, and on the date on which the Facility A Commitments shall terminate. The Agent shall pay to each Facility A Lender such Lender's Facility A Commitment Percentage of such quarterly payment promptly after receipt thereof.

          (d) The Borrower agrees to pay to the Agent, on behalf of the Facility B Lenders, a utilization fee (the "Facility B Utilization Fee") calculated daily for the period commencing on the date hereof through and including the later of the Facility B Maturity Date and the date upon which all the Facility B Loans are paid in full at a rate of one-tenth of one percent (0.10%) per annum MULTIPLIED BY (i) prior to the Facility B Maturity Date, the Facility B Debt if on such day the Facility B Debt exceeds thirty-three percent (33%) of the Facility B Total Commitment as then in effect, or (ii) after the Facility B Maturity Date, the Facility B Debt. The Facility B Utilization Fee shall be payable to the Agent, on behalf of each Facility B Lender in accordance with its Facility B Commitment Percentage, in cash quarterly in arrears on the last day of each such Fiscal Quarter, commencing on the first such day to occur after the Closing Date, and on the date which any Facility B Loans are payable pursuant to
Section 2.09(b). The Agent shall pay to each Facility B Lender such Lender's Facility B Commitment Percentage of such quarterly payment promptly after receipt thereof.

          2.09. MANDATORY REPAYMENT. (a) FACILITY A LOANS. (i) If at any time the Facility A Revolving Credit Debt exceeds the Facility A Total Commitment, for whatever reason, the Borrower shall immediately pay to the Agent the amount of such excess for the PRO RATA account of the Lenders in accordance with their respective Facility A Commitment Percentages.

          (ii) The aggregate outstanding principal amount of the Facility A Loans and any Unpaid Reimbursement Obligations shall be paid by the Borrower to the Agent on the Facility A Maturity Date for the PRO RATA account of the Lenders in accordance with their respective Facility A Commitment Percentages.

          (b) FACILITY B LOANS. (i) If at any time prior to the Facility B Maturity Date the Facility B Debt exceeds the Facility B Total Commitment, for whatever reason, the Borrower shall immediately pay to the Agent the amount of such excess for the PRO RATA account of the Lenders in accordance with their respective Facility B Commitment Percentages.

          (ii) The aggregate outstanding principal amount of the Facility B Loans shall be paid by the Borrower to the Agent on the Facility B Maturity Date for the PRO RATA account of the Lenders in accordance with their respective Facility B Commitment Percentages. Notwithstanding the foregoing, the Borrower may elect, by giving the Agent notice at least 14 days prior to the Facility B Maturity Date, to convert the Facility B Loans into a term loan which shall be payable in full in a single installment on the date (the "Final Term B Maturity Date") which is the earlier of (x) the Facility A Maturity Date, and (y) the second anniversary of the Facility B Maturity Date in effect immediately prior to such conversion. The outstanding Facility B Loans shall continue to bear interest at the rates and at the times set forth in Section 2.12 hereof, payable at the times herein provided for and determined in accordance with Section 2.16 hereof, and the Borrower may elect to convert or continue the Type of Facility B Loans as provided in Section 2.11 hereof. On the Facility B Maturity Date, the Facility B Total Commitment shall be reduced to zero.

          2.10. OPTIONAL PREPAYMENTS OF LOANS. The Borrower may prepay the Notes, in whole or in part, without premium or penalty, upon prior written, telex or telegraphic notice (effective upon receipt) to the Agent, to be received by the Agent not later than 4:00 p.m. Boston, Massachusetts time at least one Business Day preceding the date of the prepayment (whereupon the Agent shall promptly notify the Lenders) specifying the date and the amount of such prepayment and whether such Loans are Facility A Loans or Facility B Loans; PROVIDED, HOWEVER, that any prepayment of the Loans while such Loans bear interest at a rate determined with respect to either the Eurodollar Rate or the Federal Funds Rate made prior to the last day of the relevant Interest Period applicable thereto shall be accompanied by any indemnification amounts payable by the Borrower pursuant to Section 2.20. On the date of any such prepayment of either Federal Funds Rate Loans or Eurodollar Rate Loans, the Borrower shall pay accrued interest to the date of such prepayment on the principal amount so prepaid. On the date of any such prepayment of Base Rate Loans, the Borrower shall pay accrued interest on the principal amount of any Base Rate Loan so prepaid as provided in Section 2.12(a) hereof, unless such prepayment is a prepayment in full of all Loans outstanding, in which case the Borrower shall pay, on the date of such prepayment, accrued interest to the date of such prepayment on the principal amount of all Loans, including, without limitation, Base Rate Loans, so prepaid. Partial prepayments of Base Rate Loans and Federal Funds Rate Loans hereunder shall be in the principal amount of $1,000,000 or any integral multiple in excess thereof (unless the outstanding principal amount of such Loans is less than $1,000,000, in which case the prepayment shall be in the full amount of such outstanding amount). Partial prepayments of Eurodollar Rate Loans hereunder shall be in the principal amount of $10,000,000 or any integral multiple of $5,000,000 in excess thereof (unless the outstanding principal amount of such Loans is less than $10,000,000, in which case the prepayment shall be in the full amount of such outstanding amount). The Borrower shall have no right to prepay the principal amount of the Loans other than as provided in this Section 2.10 or Section 2.02(g).

          2.11. CONVERSION/CONTINUATION OPTION. The Borrower may elect (a) at any time to convert Loans from Base Rate Loans to Federal Funds Rate Loans or Eurodollar Rate Loans or (b) at the end of any Interest Period with respect to Eurodollar Rate Loans, to convert Eurodollar Rate Loans to Federal Funds Rate Loans or Base Rate Loans, or to continue such Eurodollar Rate Loans for an additional Interest Period, or (c) at the end of any Interest Period with respect to Federal Funds Rate Loans to convert Federal Funds Rate Loans to Base Rate Loans or Eurodollar Rate Loans, or to continue such Federal Funds Rate Loans for an additional Interest Period. Each such election shall be in substantially the form of EXHIBIT D hereto (a "Notice of Conversion or Continuation") and shall be made by giving the Agent at least (x) in the case of conversions to or continuations of Eurodollar Rate Loans, three Business Days' prior written notice thereof and (y) in the case of conversions to, or continuations of, Federal Funds Rate Loans or Base Rate Loans, one Business Day's prior written notice thereof, specifying: (i) whether the Loan is a Facility A Loan or a Facility B Loan, (ii) the amount of conversion or continuation, (iii) the Interest Period therefor, and (iv) in the case of a conversion, the date of conversion, which date shall be a Business Day. The Agent shall promptly notify each Facility A Lender or Facility B Lender, as appropriate, of its receipt of a Notice of Conversion or Continuation and of the contents thereof. Notwithstanding the foregoing, no conversion of Base Rate Loans to either Federal Funds Rate Loans or Eurodollar Rate Loans, and no continuation of either Federal Funds Rate Loans or Eurodollar Rate Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which a Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.11, the Agent does not receive a Notice of Conversion or Continuation from the Borrower containing an election to continue either Federal Funds Rate Loans or Eurodollar Rate Loans for an additional Interest Period or to convert such Loans to another Type, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

          2.12. INTEREST. The Borrower shall pay interest on the unpaid principal amount of the Loans from the date thereof until the principal amount thereof shall be paid in full, at the following rates per annum:

          (a) BASE RATE ELECTION. Unless the Borrower shall have validly and effectively elected to have a Loan made or continued as a Eurodollar Rate Loan or Federal Funds Rate Loan pursuant to the provisions of this Agreement, such Loan shall bear interest at a rate per annum at all times equal to the sum of the Base Rate PLUS the Applicable Margin for Base Rate Loans in effect from time to time, payable quarterly in arrears on the first day of each Fiscal Quarter, on the Facility A Maturity Date with respect to Facility A Loans, on the Facility B Maturity Date with respect to Facility B Loans which are not converted to term loans pursuant to Section 2.09(b) and on the Final Term B Maturity Date with respect to any Facility B Loans which are so converted to term loans.

          (b) FEDERAL FUNDS RATE ELECTION. In the event that the Borrower shall have validly and effectively elected to have a Loan made or continued as a Federal Funds Rate Loan pursuant to the provisions of this Agreement, such Loan shall bear interest at a rate per annum equal at all times during the applicable Interest Period to the sum of the Federal Funds Rate for such Interest Period PLUS the Applicable Margin for Federal Funds Rate Loans in effect from time to time, payable in arrears on the last day of such Interest Period, and on the Facility A Maturity Date with respect to Facility A Loans, on the Facility B Maturity Date with respect to Facility B Loans which are not converted to term loans pursuant to Section 2.09(b) and on the Final Term B Maturity Date with respect to any Facility B Loans which are so converted to term loans.

          (c) EURODOLLAR RATE ELECTION. In the event that the Borrower shall have validly and effectively elected to have a Loan made or continued as a Eurodollar Rate Loan pursuant to the provisions of this Agreement, such Loan shall bear interest at a rate per annum equal at all times during the applicable Interest Period to the sum of the Eurodollar Rate for such Interest Period PLUS the Applicable Margin for Eurodollar Rate Loans in effect from time to time, payable in arrears on the last day of such Interest Period (or, if such Interest Period has a duration of more than three months, on each day during such Interest Period which is the first day of a Fiscal Quarter, and on the last day of such Interest Period), on the Facility A Maturity Date with respect to Facility A Loans, on the Facility B Maturity Date with respect to Facility B Loans which are not converted to term loans pursuant to Section 2.09(b) and on the Final Term B Maturity Date with respect to any Facility B Loans which are so converted to term loans.

          (d) DEFAULT INTEREST. During the continuance of any Event of Default, the Borrower shall pay, on demand, interest (after as well as before judgment to the extent permitted by law) on the principal amount of all Loans outstanding at a rate per annum equal to the interest rate otherwise applicable to such Loan PLUS 2% and on all other Obligations due and unpaid at the default rate of interest then applicable to the principal of the Base Rate Loans.

          2.13. INTEREST RATE DETERMINATION AND PROTECTION; INABILITY TO DETERMINE EURODOLLAR RATE.

          (a) The Agent shall promptly notify the Borrower and the Lenders of the applicable interest rate determined for the Loans for purposes of Section 2.12, including, without limitation, any change in the Base Rate or any change in the Applicable Margin as a consequence of a change in the Debt Rating in effect from time to time and such notification shall be conclusive and binding for all purposes, absent manifest error. Any change in the Base Rate shall be effective at 12:01 a.m. Boston, Massachusetts time on the date of such change and shall apply to all Base Rate Loans then outstanding. Any change in the Applicable Margin in respect of the Loans and Unpaid Reimbursement Obligations shall be effective at 12:01 a.m. Boston Massachusetts time on the date of such change and shall apply to all Loans and Unpaid Reimbursement Obligations then outstanding.

          (b) The Agent shall determine the Eurodollar Rate and the Federal Funds Rate, as applicable, in respect of any Loan. If both the Telerate Page 3750 and the Reuters Screen LIBO Page are unavailable at the time of determining a Eurodollar Rate and any one or more of the Reference Lenders do not furnish information on a timely basis to the Agent for the purpose of determining the Eurodollar Rate to be applied to any Eurodollar Rate Loan during any Interest Period, the Agent shall determine such Eurodollar Rate on the basis of timely information furnished by the remaining Reference Lender(s) and, if none of the Reference Lenders furnishes such information on a timely basis, then on the basis of such information furnished to the Agent by such prime Lender or Lenders in the Eurodollar Interbank Market, that the Agent, in its sole discretion acting in good faith, may select.

          (c) If the Required Facility A Lenders or Required Facility B Lenders, as applicable, notify the Agent that the interest rate determined pursuant hereto by reference to the Eurodollar Rate or the Federal Funds Rate for any Interest Period will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Loans or Federal Funds Rate Loans, as the case may be, for such Interest Period, the Agent shall forthwith so notify the Borrower and all the Lenders, whereupon:

               (i) all such Eurodollar Rate Loans or Federal Funds Rate Loans, as the case may be, will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Loans unless the Borrower elects another Type of Loan pursuant to the provisions of this Agreement which is not then subject to any restriction limiting the availability of such Type of Loan, whether under this Section 2.13 or elsewhere in this Agreement; and

               (ii) the obligations of the Facility A Lenders or the Facility B Lenders, as applicable, to make Eurodollar Rate Loans or Federal Funds Rate Loans, as the case may be, or to convert any Loans into Eurodollar Rate Loans or Federal Funds Rate Loans, as the case may be, shall be suspended until the Agent shall have notified the Borrower that the Required Facility A Lenders or the Required Facility B Lenders, as applicable, have determined that the circumstances causing such suspension no longer exist.

          (d) In the event that, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Facility A Lenders and/or the Facility B Lenders, as applicable) to the Borrower and all the Lenders. In such event, (i) any Notice of Borrowing or Notice of Continuation or Conversion with respect to Eurodollar Rate Loans shall be automatically withdrawn and, unless a Federal Funds Rate Loan is elected by the Borrower pursuant to ss.2.03 or ss.2.11, shall be deemed to be a request for a Base Rate Loan, (ii) each Eurodollar Rate Loan shall automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan (unless a Federal Funds Rate Loan is elected by the Borrower pursuant to ss.2.11), and (iii) the obligations of the Facility A Lenders or the Facility B Lenders, as applicable, to make Eurodollar Rate Loans shall be suspended until the Agent or the Required Facility A Lenders or the Required Facility B Lenders, as applicable, determine that the circumstances giving rise to suspension no longer exist, whereupon the Agent shall so notify the Borrower and all the Lenders.

          2.14. ILLEGALITY. Notwithstanding any other provision in this Agreement, if the introduction of, or any change in or in the interpretation of, any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to fund any of such Lender's Eurodollar Rate Loans or to continue to fund or maintain such Lender's Eurodollar Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, (a) the obligations of such Lender to make or continue Eurodollar Rate Loans and to convert Loans of another Type into Eurodollar Rate Loans shall terminate, and
(b) all outstanding Eurodollar Rate Loans of such Lender shall automatically be converted to Base Rate Loans on the last day of the Interest Period applicable to such Eurodollar Rate Loans or on such earlier date as may be required by law.

          2.15. INCREASED COSTS; CAPITAL ADEQUACY.

          (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost of any Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or Federal Funds Rate Loans, the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If either (i) the introduction of, or any change in, any law or regulation or in the interpretation thereof, or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender, and such Lender reasonably determines that such amount is based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type including, without limitation, in respect of Letters of Credit, or similar contingent obligations, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, such additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Commitment or Loans and the issuance or maintenance of Letters of Credit (including Unpaid Reimbursement Obligations). A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

          2.16. PAYMENTS AND COMPUTATIONS; APPLICATIONS OF PAYMENTS.

          (a) The Borrower shall deliver to the Agent at its address referred to in Section 10.07 each payment due hereunder and under the Notes not later than 12:00 noon Boston, Massachusetts time on the date due, in immediately available funds denominated in Dollars without setoff or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees or commissions or any other amount as set forth in Section 2.16(f). Payments to the Lenders shall be for the account of their respective Applicable Lending Offices. Payments received by the Agent after 12:00 noon Boston, Massachusetts time shall be deemed to be received on the next Business Day. Notwithstanding any term or provision of this Agreement to the contrary, the Agent shall have no obligation under any circumstances to pay any Lender such Lender's Commitment Percentage of any amounts due and payable under this Agreement, unless and until such time as the Agent shall have received such amounts in immediately available funds from the Borrower.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

          (c) All computations of interest based on the Base Rate, the Federal Funds Rate, the Eurodollar Rate or the Overnight Federal Funds Rate and of fees and commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees or commissions are payable. Each determination by the Agent of any interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under any of the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees or commissions, as the case may be; PROVIDED, HOWEVER, if such extension would cause payment of interest on or principal of any Eurodollar Rate Loans to be made in the next calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Overnight Federal Funds Rate.

          (f) All payments received by the Agent from the Borrower shall be applied to the specific Obligations in respect of which such payments are made as set forth in this Agreement, PROVIDED that if the Agent does not receive an amount sufficient to pay in full all Obligations then due and payable, the Agent shall apply the amount received, first, to the costs and expenses incurred by the Agent and payable by the Borrower pursuant to this Agreement, second, to any interest and fees due and payable hereunder, and third, to the principal amount of the Loans. Any amounts to be applied to the payment of fees, interest and principal shall be applied between the Facility A Lenders and the Facility B Lenders PRO RATA based upon the amounts of fees, principal and interest, as applicable, then payable in respect of Facility A Revolving Credit Debt and the Facility B Debt, and among the Facility A Lenders PRO RATA in accordance with each Lender's Facility A Commitment Percentage (except to the extent of any offset made in respect of amounts paid by any Issuing Lender in respect of Letters of Credit which were not reimbursed by any Lender in accordance with its Facility A Commitment Percentage), and among the Facility B Lenders PRO RATA in accordance with each Lender's Facility B Commitment Percentage.

          2.17. LOAN ACCOUNTS. The Agent shall establish on its books loan accounts for the Borrower in respect of the Loans and Letters of Credit (collectively, the "Loan Accounts") which shall be administered by the Agent. The Agent shall debit the Loan Accounts, and the Loan Accounts shall evidence, the Maximum Drawing Amount, Unpaid Reimbursement Obligations, and the then outstanding principal amount of all Facility A Loans and Facility B Loans from time to time made by each Lender hereunder, and the Agent shall credit the Loan Accounts with all payments made on account of the Loans, Unpaid Reimbursement Obligations, other Obligations, and for the cash collateralizations related to the Maximum Drawing Amount. The failure of the Agent to make any such debit or credit to the Loan Accounts shall not affect the obligations of the Borrower hereunder.

          2.18. TAXES.

          (a) Any and all payments by the Borrower hereunder or under the Notes or in respect of Letters of Credit (including Unpaid Reimbursement Obligations) shall be made, in accordance with Sections 2.02, 2.06, 2.08, 2.09, 2.10, 2.12 and 2.15, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed on it by any jurisdiction (excluding, in the case of each Lender, the Agent, the Syndication Agent and the Documentation Agent, (y) franchise taxes imposed on or measured by its income by the jurisdiction under the laws of which such Lender, the Agent, the Syndication Agent or the Documentation Agent (as the case may be) is organized or any political subdivision thereof, and, (z) if such Lender, the Agent, the Syndication Agent or the Documentation Agent is entitled at such time to a total or partial exemption from withholding that is required to be evidenced by a United States Internal Revenue Service Form 1001 or 4224 or any successor or additional form, taxes imposed on it by reason of any failure of such Lender, the Agent, the Syndication Agent or the Documentation Agent to deliver to the Agent or the Borrower, from time to time as required by the Agent or the Borrower, such Form 1001 or 4224 (as applicable) or any successor or additional form, completed in a manner reasonably satisfactory to the Agent or the Borrower) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, the Agent, the Syndication Agent or the Documentation Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Lender, the Agent, the Syndication Agent or the Documentation Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes, mortgage registration, transfer and recording taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, recordation or registration of, or otherwise with respect to, this Agreement, any Ancillary Agreement or the Notes (hereinafter referred to as "Other Taxes").

          (c) The Borrower will indemnify each Lender, the Agent, the Syndication Agent and the Documentation Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.18) paid by such Lender, the Agent, the Syndication Agent or the Documentation Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty
(30) days from the date such Lender, the Agent, the Syndication Agent or the Documentation Agent (as the case may be) makes written demand therefor.

          (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 10.07, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Prior to the Closing Date, in the case of each Lender which is an original signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested by the Borrower or the Agent, each Lender organized under the laws of a jurisdiction outside the United States that is entitled to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Agent and the Borrower with an Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Lender's entitlement to such exemption or reduced rate with respect to all payments to be made to such Lender hereunder and under the Notes. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

          (f) Any Lender claiming any additional amounts payable pursuant to this Section 2.18 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office to a jurisdiction in which such Lender already has a lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.18 shall survive the payment in full of principal and interest hereunder and under the Notes.

          2.19. SHARING OF PAYMENTS, ETC.

          (a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the portion of the Facility A Revolving Credit Debt or Facility B Debt owing to it in excess of its Commitment Percentage of payments on account of such Facility A Revolving Credit Debt or Facility B Debt, respectively, obtained by all the Lenders (other than pursuant to Section 2.02 in the case of payments to Non-Consenting Lenders or Sections 2.15 or 2.18), such Lender shall forthwith purchase from the other Lenders such participations in the portions of the Facility A Revolving Credit Debt or Facility B Debt, as applicable, owing to such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of such other Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.19 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          (b) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.19 shall survive the payment in full of principal and interest hereunder and under the Notes.

          2.20. INDEMNITY. If any Lender receives any payment of any principal of, or is subject to a conversion of, any Eurodollar Rate Loan or Federal Funds Rate Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment or conversion made by the Borrower or acceleration of the maturity of the Notes pursuant to Sections 2.01, 2.02, 2.09,
2.10 or 8.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

          2.21. REPLACEMENT OF COMMITMENTS. If, in connection with any extension of the Facility B Maturity Date to which the Required Facility B Lenders have consented, the Facility B Commitment of any Non-Consenting Lender is to be terminated as provided in Section 2.02(g), the Borrower may replace some or all of the Facility B Commitments of the Non-Consenting Lenders by delivering to the Agent not less than five (5) Business Days prior to such extension of the Facility B Maturity Date, a written commitment to provide all or a part of such Facility B Commitment from an existing Lender or from one or more Eligible Assignees reasonably acceptable to the Agent (each such Lender or Eligible Assignee providing such new Facility B Commitment hereunder, a "Section 21 Facility B Lender"); PROVIDED that the aggregate amount of the Facility B Commitments to which such Section 21 Facility B Lenders are then committing shall not exceed the aggregate Facility B Commitments of the Non-Consenting Lenders which will be terminated on such Facility B Maturity Date. On the then applicable Facility B Maturity Date (prior to giving effect to the extension thereof), (i) the Borrower shall execute and deliver one or more new Facility B Notes payable to the order of each Section 21 Facility B Lender in the principal amount equal to such Section 21 Facility B Lender's Facility B Commitment, or in the case of an existing Facility B Lender, equal to the increase in such Facility B Lender's Facility B Commitment, such new Facility B Notes to be dated as of such date and to be otherwise in substantially the form of EXHIBIT B-2 attached hereto, (ii) each Section 21 Facility B Lender shall execute and deliver to the Borrower and the Agent an Instrument of Adherence in substantially the form attached hereto as EXHIBIT E with such changes as agreed to by the Agent, (iii) each Section 21 Facility B Lender shall pay a $3,500 recordation fee for the account of the Agent, and (iv) the Agent shall record each Section 21 Facility B Lender and such Section 21 Facility B Lender's Facility B Commitment in the Register. The Facility B Commitment Percentage of each Facility B Lender shall be automatically adjusted as appropriate to reflect the new Facility B Commitments, and the Facility B Lenders shall make any appropriate adjustments and payments necessary to make each Facility B Lender's percentage of the Facility B Debt equal to such Lender's Facility B Commitment Percentage after giving effect to such adjustment.

                        ARTICLE III. CONDITIONS PRECEDENT

          3.01. CONDITIONS TO CLOSING DATE. This Agreement will be effective as of the Closing Date. The occurrence of the Closing Date and the obligation of each Lender to make its initial Loans and the obligation of any Issuing Lender to extend or renew any Letter of Credit hereunder on the Closing Date is subject to the fulfillment of the following conditions precedent and receipt by the Agent of the following documents, each dated as of the Closing Date or such other date as is satisfactory to the Agent, in form and substance satisfactory to the Agent and the Lenders and (except for the Notes) in sufficient copies for each Lender:

          (a) this Agreement duly executed and delivered to the Agent by the Borrower, the Lenders and the Agent and one or more Notes, payable to the order of each Lender, duly executed by the Borrower, in the amount of each such Lender's Facility A Commitment and/or Facility B Commitment, as the case may be;

          (b) Certificate of the Secretary or Assistant Secretary of the Borrower as to (i) the charter documents and Bylaws of the Borrower, (ii) the resolutions of the Board of Directors of the Borrower approving this Agreement and each of the Ancillary Agreements and each of the transactions contemplated hereby and thereby, (iii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents with respect to this Agreement and each Ancillary Agreement to be executed as of the Closing Date and the transactions contemplated hereby and thereby, and (iv) the names and true signatures of the officers of the Borrower who have been authorized to execute and deliver this Agreement and each Ancillary Agreement on behalf of the Borrower, in each case, together with copies of such documents certified to be true, complete and in full force and effect as of the Closing Date;

          (c) (i) A certificate, dated as of a recent date, of the Secretary of State of Nevada attesting to the good standing of the Borrower, and (ii) a certificate of good standing for the Borrower, certified as of a recent date by the Secretary of State (or comparable authority) of the states of California, Pennsylvania, Washington, Oregon, New Jersey, Arizona, Connecticut and New York;

          (d) A favorable opinion of Stroock & Stroock & Lavan, counsel to the Borrower, in form and substance satisfactory to the Agent and the Lenders, as to such matters as the Agent may reasonably request;

          (e) The Ancillary Agreements, duly executed by each of the Borrower and the Agent;

          (f) The Projections (which shall be acceptable to the Agent and the Co-Agents) certified by the Chief Financial Officer as satisfying the requirements set forth in Section 4.07(c) with respect thereto and as to the economic assumptions providing the basis therefor;

          (g) Payment by the Borrower to the Agent of the fees provided for in the Fee Letters, for the benefit of the parties specified therein, and payment by the Borrower to the Agent of all costs and expenses referred to in Section
10.11 (including legal fees and expenses);

          (h) Determination by each Lender, in its sole judgment exercised reasonably, (i) that there has been no Material Adverse Change since the Balance Sheet Date, (ii) that nothing shall have occurred since the Balance Sheet Date which, in the judgment of any Lender has had or has any reasonable likelihood of having a Material Adverse Effect, and (iii) that the financial statements delivered pursuant toss.4.07 fairly and accurately represent the business and financial condition of the Borrower and its Subsidiaries;

          (i) Nothing contained in any public disclosure made by the Borrower or any of its Subsidiaries after December 31, 1998 or in any information disclosed to the Lenders by the Borrower or any of its Subsidiaries after such date shall lead any Lender in its sole judgment exercised reasonably, to determine that the Borrower's or any of its Subsidiaries' condition (financial or otherwise), operations, performance, properties or prospects are different in any material and adverse respect from that contained in public filings of the Borrower or any of its Subsidiaries prior to or as of December 31, 1998 or nonpublic information delivered by the Borrower to the Lenders prior to or as of December 31, 1998;

          (j) A certificate, signed by a Responsible Officer, stating that the conditions specified in Section 3.02 have been met;

          (k) Evidence of receipt by each of the Lenders, the Agent, the Co-Agents and the Borrower of all necessary approvals, consents and permits from any Governmental Authority or any other party relating to the transactions contemplated by this Agreement;

          (l) Evidence that there shall have occurred no material adverse change in any law or regulation or in the syndication, capital or financing markets affecting any of the Lenders, the Agent or the Co-Agents;

          (m) Payment by the Borrower of all interest, fees and expenses provided for in Section 11.02 hereof; and

          (n) Payment by the Borrower to the Agent for the benefit of each "Bank" (as defined in the Existing Credit Agreement) of the outstanding principal amount of Loans (as defined in the Existing Credit Agreement) made by such Bank pursuant to the Existing Credit Agreement.

          3.02. CONDITIONS TO ALL LOANS AND LETTERS OF CREDIT. The obligation of each Lender to make any Loan and the obligation of any Issuing Lender to issue any Letter of Credit shall be subject to the fulfillment of the following conditions precedent:

          (a) No Default or Event of Default shall have occurred and be continuing on the date such Loan is advanced or such Letter of Credit is issued, nor would any such Default or Event of Default result from the making of such Loan or the issuing of such Letter of Credit;

          (b) The representations and warranties of the Borrower in this Agreement and in each of the Ancillary Agreements shall be true and correct on and as of the date of such Loan or Letter of Credit and after giving effect to such Loan or Letter of Credit as though made on and as of such date, except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business that singly or in the aggregate do not have a Material Adverse Effect on the business, assets or financial condition of the Borrower, and except to the extent that such representations and warranties related expressly to an earlier date (and the same shall have been true at and as of such specified date); and

          (c) The Agent shall have received, as appropriate, a Notice of Borrowing or an Application.

          Each request for a Loan or Letter of Credit under this Agreement shall constitute a representation by the Borrower that each of the foregoing conditions has been satisfied.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lenders and the Agent as follows, which representations and warranties shall survive the execution, delivery and closing of this Agreement:

          4.01. CORPORATE AUTHORITY.

          (a) INCORPORATION; GOOD STANDING. Each of the Borrower and each of its Subsidiaries (i) is a corporation (or, in the case of TEL, a limited liability company and, in the case of TFT, a Delaware business trust) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite power and authority and legal right to own and operate its property, to lease the property it operates as lessee, and to conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would in an individual case or in the aggregate not have a Material Adverse Effect.

          (b) AUTHORIZATION. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (i) are within the corporate authority and legal right of the Borrower, (ii) have been duly authorized by all necessary corporate proceedings,
(iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower which could have a Material Adverse Effect, (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower and (v) do not require any consent, approval or authorization of any Governmental Authority or any other Person not a party hereto.

          (c) ENFORCEABILITY. The execution and delivery of this Agreement and the Ancillary Agreements will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

          (d) SUBSIDIARIES. On the Closing Date, the Borrower and each of its Subsidiaries has only those Subsidiaries listed on SCHEDULE 4.01(D) hereto with respect to each such Person.

          4.02. LITIGATION, ETC. Except as disclosed on SCHEDULE 4.02 hereto, there is no litigation, at law or in equity, or any proceeding before any federal, state or municipal board or other governmental or administrative agency or any arbitration pending or to the knowledge of the Borrower threatened which is likely to involve any risk of any material judgment or liability not covered by insurance or which may otherwise result in a Material Adverse Effect, or which seeks to enjoin the consummation of, or which questions the validity of, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and no judgment, decree or order of any court, board or other governmental or administrative agency or arbitrator has been issued against or binds the Borrower or any of its Subsidiaries which has, or could have, a Material Adverse Effect.

          4.03. BURDENSOME OBLIGATIONS; COMPLIANCE WITH OTHER INSTRUMENTS, LAWS; NO DEFAULTS; PERMITS.

          (a) Except as set forth on SCHEDULE 4.03(A) hereto, neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or, to the Borrower's knowledge, is expected in the future to have a Material Adverse Effect. Except as set forth on SCHEDULE 4.03(A) hereto, neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or, to the best of the Borrower's knowledge, in the judgment of the Borrower's officers, could have, a Material Adverse Effect.

          (b) Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties are bound or any law, decree, order, judgment, statute, license, rule or regulation, (including, without limitation, all Environmental Laws) in a manner that is reasonably likely to result in the imposition of substantial penalties or have a Material Adverse Effect.

          (c) No Default or Event of Default has occurred and is continuing.

          (d) Except as set forth on SCHEDULE 4.03(D) hereto, the Borrower and each of its Subsidiaries has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction over it, to the extent required to own and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted or presently proposed to be conducted by it, except for (x) Permits which can be obtained by the taking of ministerial action to secure the grant or transfer thereof and where the failure to have such Permits would not have a Material Adverse Effect, or (y) where the failure to have such Permits would not have a Material Adverse Effect.

          4.04. INVESTMENT COMPANY ACT. The Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C.ss.80(a)(1), ET SEQ.). The making of the Loans and the issuing of Letters of Credit contemplated hereunder by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not violate any provision of said Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

          4.05. CERTAIN TAX MATTERS. The Borrower and its Subsidiaries have (a) made or filed all federal, state, local and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject or properly filed for and received extensions with respect thereto which are still in full force and effect and which have been fully complied with in all material respects, (b) paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established and (c) set aside on their books provisions reasonably adequate for the payment of all estimated taxes for periods subsequent to the periods to which such returns, reports or declarations apply except where the failure to do so could not reasonably be expected to be materially misleading. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

          4.06. LIENS. Except as set forth on SCHEDULE 4.06 hereto or as permitted by Section 7.02 hereof, there are no Liens on or rights of third parties in, nor has there occurred any event which could give any third party a claim to such a right in, any of the properties or assets of the Borrower or any of its Subsidiaries.

          4.07. FINANCIAL MATTERS.

          (a) There has been delivered to each Lender a complete and correct copy of the consolidated balance sheet of the Company as at the end of the Fiscal Year ended December 31, 1998 and the related consolidated statements of income, common shareholders' equity and cash flows of the Company for such Fiscal Year, prepared in each case in accordance with Section 5.04(b) hereof, together with the accountant's report with respect thereto as required by such Section. Such financial statements have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial condition of the Company as at December 31, 1998, and the results of operations of the Company for the Fiscal Year ended December 31, 1998.

          (b) There has been delivered to each Lender a complete and correct copy of the consolidated balance sheet of the Company as at the end of the Fiscal Quarter ended September 30, 1999 and the related consolidated statements of income and cash flows of the Company for such Fiscal Quarter, prepared in each case in accordance with Section 5.04(a) hereof. Such financial statements have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial condition of the Company as at September 30, 1999, and the results of operations of the Company for the Fiscal Quarter ended September 30, 1999, subject only to normal year-end audit adjustments.

          (c) The Projections have been delivered to each Lender and disclose all material assumptions made with respect to the Acquisition and to general economic, financial and market conditions in formulating such Projections. The Projections (i) are based upon reasonable estimates and assumptions, all of which the Borrower believes are fair in light of current conditions, (ii) have been prepared on the basis of the assumptions stated therein, and (iii) reflect the reasonable estimates of the Borrower of the results of operations and other information presented therein. No facts, to the knowledge of the Borrower, exist which would result in any material change in any of such Projections.

          4.08. CHANGES, ETC. Except as set forth on SCHEDULE 4.08 hereto, or as disclosed in or reflected on the consolidated balance sheet of the Company as at December 31, 1998 or as at September 30, 1999 referred to in Section 4.07(b), no event has occurred and is continuing which has had or could reasonably be expected to have a Material Adverse Effect.

          4.09. EMPLOYEE BENEFIT PLANS.

          (a) IN GENERAL. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statements required to be submitted underss.103(d) of ERISA, with respect to each Guaranteed Pension Plan.

          (b) TERMINABILITY OF WELFARE PLANS. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning ofss.3(1) orss.3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrower or an ERISA Affiliate, as appropriate, may terminate each such plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.

          (c) GUARANTEED PENSION PLANS. Each contribution required to be made to a Guaranteed Pension Plan, without regard to any waiver or extension, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of ss.302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC, other than those ERISA Reportable Events or other events or conditions which have been disclosed in writing to the Agent and the Lenders and which have not been deemed by the Lenders to pose a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of ss.4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans by more than $500,000, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

          (d) MULTIEMPLOYER PLANS. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan underss.4201 of ERISA or as a result of a sale of assets described inss.4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning ofss.4241 orss.4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated underss.4041A of ERISA.

          4.10. ENVIRONMENTAL PROTECTION. Except as disclosed on SCHEDULE 4.10 hereto: (a) the operations of the Borrower and each of its Subsidiaries comply with all Environmental Laws except to the extent that the non-compliance therewith could not reasonably be expected to have a Material Adverse Effect,
(b) the Borrower and each of its Subsidiaries has obtained all environmental, health and safety Permits necessary for its operation except where the failure to obtain such Permit could not reasonably be expected to have a Material Adverse Effect, and all such Permits are in good standing, and the Borrower and each of its Subsidiaries is in material compliance with all terms and conditions of such Permits, (c) none of the operations of the Borrower or any of its Subsidiaries is subject to any material proceeding by or before any Governmental Authority alleging the violation of any Environmental Laws, (d) neither the Borrower nor any of its Subsidiaries (including, without limitation, all of their present Facilities and operations, as well as its past Facilities and operations), is subject to any material outstanding written order or agreement with any Governmental Authority or private party respecting (i) any Environmental Laws, (ii) any Remedial Action, or (iii) any Environmental Claims,
(e) to the best of the Borrower's knowledge, none of the operations of the Borrower or any of its Subsidiaries is the subject of any material federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant into the environment, (f) no material Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Release of a Contaminant into the environment has been filed or attached to the Facilities, (g) none of the operations of the Borrower or any of its Subsidiaries is subject to any other Environmental Law, enacted by the state or federal legislatures or by popular vote, which could have a Material Adverse Effect upon such operations, taken as a whole and (h) neither the Borrower nor any of its Subsidiaries has received notice that any Contaminant which any one of them has generated, transported or disposed of has been found at any site at which any third party (including any Governmental Authority) has conducted any Remedial Action.

          4.11. COPYRIGHTS, PATENTS AND TRADEMARKS. The Borrower and its Subsidiaries own or possess all patents, trademarks, service marks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known material conflict with the rights of others.

          4.12. TITLE. The Borrower and each of its Subsidiaries has good and marketable title to its assets reflected in the balance sheet for the Fiscal Year ended December 31, 1998 referred to in Section 4.07(a) (except as set forth on SCHEDULE 4.12 and except for assets disposed of since such date in the ordinary course of business), and none of the properties and assets of the Borrower or such Subsidiary is subject to any Liens, except Liens permitted by this Agreement. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property on which facilities operated by them are situated (other than leases which are not, either individually or in the aggregate, material to the operation of the business of the Borrower or such Subsidiary), and each of such leases is valid and enforceable in accordance with its terms and is in full force and effect. Neither the Borrower nor any of its Subsidiaries nor, to the Borrower's knowledge, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease, except for any default which would not have a Material Adverse Effect.

          4.13. FULL DISCLOSURE; PRO FORMA EFFECT OF THE ACQUISITION. Neither this Agreement (including the schedules and exhibits hereto), nor any of the Ancillary Agreements, nor any written statement prepared or furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation, preparation, execution or performance of this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to the Lenders in writing which had or could reasonably be expected to have a Material Adverse Effect or which would, immediately after giving effect to the Acquisition, cause any of the representations and warranties of the Borrower set forth in thisss.4 to be untrue in any material respect or which would cause any of the statements made herein to be misleading.

          4.14. SENIORITY. The Obligations are not subordinate or junior in right of payment, in any manner, to any other Indebtedness of the Borrower (it being understood that, notwithstanding the foregoing, the Indebtedness of the Borrower secured by Liens permitted underss.7.02, shall be secured on a priority basis by the assets subject to the Liens securing such Indebtedness).

          4.15. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

                        ARTICLE V. AFFIRMATIVE COVENANTS

          The Borrower hereby covenants and agrees that, from and after the date hereof and so long as any of the Commitments remains in effect or any Note or Unpaid Reimbursement Obligation remains unpaid or any Letter of Credit remains outstanding, in whole or in part, unless the Required Lenders otherwise consent in writing:

          5.01. CONDUCT OF BUSINESS.

          (a) CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, material rights, and those of its Subsidiaries except to the extent that the Borrower's failure to do so will not have a Material Adverse Effect. The Borrower (a) will cause all of its material properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all reasonably necessary equipment, (b) will cause to be made all reasonably necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; PROVIDED that nothing in this ss.5.01 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Subsidiaries if such discontinuance is, in the reasonable discretion of the Borrower, desirable in the conduct of its or their business and would not have a Material Adverse Effect.

          (b) COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws which may be in effect from time to time, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties or business may be bound and
(d) all applicable decrees, orders, and judgments; if in each such case failure to comply would have a Material Adverse Effect. If at any time any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of the Obligations, the Borrower will promptly take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Lenders with evidence thereof

          5.02. INSURANCE. The Borrower shall, and shall cause its Subsidiaries to, keep their respective assets which are of an insurable character insured by financially sound and reputable insurers or make adequate and prudent provisions for self-insurance against loss or damage (i) to the extent and in the manner customary for companies in similar businesses similarly situated and (ii) to the extent such coverage is available on commercially reasonable terms.

          5.03. RECORDS AND ACCOUNTS. The Borrower will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage independent certified public accountants satisfactory to the Agent as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm's (or any successor firm's) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Agent.

          5.04. REPORTS. The Borrower shall deliver to the Agent and to each
Lender:

          (a) As soon as available, and in any event within fifty (50) days after the last day of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending immediately after the Closing Date, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (including a statement of the amount of the Company's LIFO reserve) as at the end of such quarter and the consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such quarter and for the portion of the current Fiscal Year then ended, all in reasonable detail and accompanied by a certificate from the Chief Financial Officer stating that such statements have been properly prepared in accordance with the books and records of the Company and fairly present the financial condition and operations of the Borrower and its Subsidiaries subject only to normal year-end audit adjustments.

          (b) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (including a statement of the amount of the Company's LIFO reserve) as at the end of such year and the consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated figures for the Borrower and its Subsidiaries for the previous Fiscal Year (all in reasonable detail), which consolidated statements of the Borrower and its Subsidiaries shall be audited and certified by PricewaterhouseCoopers, or other independent public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Agent, and accompanied by the certification of such accountants that such financial statements have been prepared in accordance with GAAP, together with the statement of such accountants that they have caused the provisions Article VI and Article VII of this Agreement to be reviewed and that in the course of their audit of the Borrower and its Subsidiaries nothing has come to their attention to lead them to believe that any Default or Event of Default under such provisions has occurred or is continuing, or, if such accountants have knowledge of any Default or Event of Default under such provisions, specifying the nature and period of existence thereof.

          (c) Together with the financial statements delivered pursuant toss.5.04(a) andss.5.04(b), a certificate of the Chief Financial Officer setting forth a computation showing compliance by the Company with the financial tests set forth in Article VI hereof and stating that such officer has caused the provisions of this Agreement to be reviewed and has no knowledge of any Default or Event of Default, or, if such signing officer has such knowledge, specifying such Default or Event of Default and the nature thereof, and what action the Borrower has taken, is taking, or proposes to take with respect thereto (the "Compliance Certificate").

          (d) Promptly upon its receipt thereof, copies of all audit reports (including so-called "management letters") submitted by independent public accountants in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries made by such accountants.

          (e) Promptly (but in no event later than three (3) Business Days after obtaining knowledge thereof) upon any principal officer of the Borrower obtaining knowledge of any Default or Event of Default, a certificate of the President or a Vice President and the Comptroller or the Treasurer of the Borrower specifying the nature and period of existence thereof and what action has been taken, is being taken or is proposed to be taken with respect thereto.

          (f) Promptly and in any event within thirty (30) days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Reportable Event has occurred.

          (g) As soon as available, copies of all (i) notices, proxy statements, reports and financial statements which the Borrower or any of its Subsidiaries shall send or make available to its shareholders and all registration statements and reports which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission and (ii) press releases.

          (h) Notice of any change in a Debt Rating, promptly following such change, and in any event within 10 days of such change.

          (i) With reasonable promptness, such other information respecting the business, properties, assets, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries as from time to time any of the Lenders through the Agent may reasonably request.

          5.05. RIGHT TO INSPECT PREMISES AND RECORDS. The Borrower will agree to all reasonable requests by the Agent or any Lender (a) for access to any and all premises leased, owned or occupied by the Borrower or any of its Subsidiaries for the purpose of inspecting the books of account and financial records of the Borrower and its Subsidiaries as well as their other properties or assets, (b) for consultation with the Borrower with respect to the financial or other affairs of the Borrower and its Subsidiaries, and (c) to make extracts from the books of account and financial records of the Borrower or any of its Subsidiaries solely for its own use in connection with the Loans and Letters of Credit advanced or issued hereunder.

          5.06. PAYMENT OF LIABILITIES. The Borrower shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, at or before their maturity or in accordance with customary trade terms, all of their respective Indebtedness due and payable, except where such Indebtedness is contested in good faith and by appropriate proceedings diligently conducted and reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor, and except to the extent otherwise provided by any subordination provisions applicable to such Indebtedness.

          5.07. PAYMENT OF CHARGES AND INDEBTEDNESS. The Borrower shall, and shall cause each of its Subsidiaries to, timely file or cause to be filed all tax returns, and shall timely pay and discharge all taxes and other governmental charges and assessments, due and payable, and shall pay all claims for labor, materials or supplies which if unpaid might by law become a Lien or charge upon any property of the Borrower or any of its Subsidiaries; PROVIDED, HOWEVER, that any such taxes and other governmental charges and assessments or claims, the nonpayment of which would not be reasonably likely to have a Material Adverse Effect, need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and PROVIDED FURTHER, HOWEVER, that the Borrower shall, and shall cause each Subsidiary to, pay all such taxes, governmental charges, assessments or claims forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor. The obligations of the Borrower under this Section 5.07 with respect to the filing of tax returns and the payment of taxes, governmental charges, assessments and claims shall survive the payment, prepayment or redemption of the Notes and the termination of this Agreement.

          5.08. MATERIAL CHANGE IN BUSINESS. The primary business of the Borrower and its Subsidiaries shall continue to be Permitted Businesses.

          5.09. COMPLIANCE WITH SECURITIES LAWS. Any and all purchases or redemptions by the Borrower and/or any of its Subsidiaries of any securities issued by the Borrower or any of its Subsidiaries or any other Person shall be effected in compliance with all applicable Requirements of Law, including, but not limited to, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Any and all offers to sell and sales of securities or of obligations of the Borrower or any of its Subsidiaries evidenced by notes, bonds, debentures or similar instruments, shall be effected in compliance with all applicable Requirements of Law, including, but not limited to, the Trust Indenture Act of 1939, as amended.

          5.10. APPLICATION OF PROCEEDS.

          (a) FACILITY A. The Borrower shall use the proceeds of the Facility A Revolving Credit Debt solely (i) for general corporate purposes including, without limitation, to provide bridge financing of permitted uncontested investments in and acquisitions of, businesses which consist of Permitted Businesses (PROVIDED that the board of directors or similar governing group of the acquired business has approved such acquisition) and to finance the Acquisition, (ii) to provide working capital in the ordinary course of its business, including, without limitation, to fund receivables and the purchases of inventory, or (iii) to secure bonding and performance requirements.

          (b) FACILITY B. The Borrower shall use the proceeds of the Facility B Debt solely (i) for general corporate purposes and (ii) to provide working capital in the ordinary course of its business, including, without limitation, to fund receivables and the purchase of inventory.

          5.11. ENVIRONMENTAL PROTECTION.

          (a) The Borrower shall, and shall cause each of its Subsidiaries to,
(i) comply in all material respects with the requirements of all Environmental Laws applicable to it except where non-compliance could not reasonably be expected to result in a Material Adverse Effect, (ii) notify the Agent promptly in the event of any Release or other Adverse Environmental Condition upon or affecting any premises owned or occupied by such Person which Release or Adverse Environmental Condition could result in a Material Adverse Effect, and (iii) promptly forward to the Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any such Release or other Adverse Environmental Condition or any other matter relating to the Environmental Laws as they may affect such premises which could result in a Material Adverse Effect.

          (b) The Borrower shall fully and promptly pay, perform, discharge, defend, indemnify and hold harmless the Agent and each Lender, their Subsidiaries and Affiliates, and their respective directors, officers, employees and agents from and against any action, suit, proceeding, claim, loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys' fees, investigation, removal, cleanup and remedial costs and modification costs incurred to permit continued or resumed normal operation of any of the Borrower's or any of its Subsidiaries' facilities, properties or assets) suffered or incurred by the Agent, any Lender or any such other indemnified party: (i) under or on account of any Environmental Laws, including, without limitation, the asserting of any Lien thereunder; (ii) with or without respect to any Release, Contaminant or other Adverse Environmental Condition affecting any such facilities, properties or assets, whether or not the same originates or emanates from such facilities, properties or assets or any contiguous facilities, properties and assets; and
(iii) with respect to any other matter affecting any such facilities, properties or assets arising under, pursuant to or in connection with any Environmental Laws.

                         ARTICLE VI. FINANCIAL COVENANTS

          The Borrower hereby covenants and agrees that from and after the date hereof and for so long as any of the Commitments remain in effect or any Note or Unpaid Reimbursement Obligation remains unpaid or any Letter of Credit remains outstanding, in whole or in part, the Borrower shall be in compliance with the following tests:

          6.01. INTEREST COVERAGE RATIO. The Interest Coverage Ratio, determined on the last day of each Fiscal Quarter for the period of the four consecutive Fiscal Quarters then ended, shall not be less than 2.50 to 1.00.

          6.02. LEVERAGE. The Leverage Ratio, determined on the last day of each Fiscal Quarter, shall not exceed 0.60 to 1.00.


                         ARTICLE VII. NEGATIVE COVENANTS

          The Borrower hereby covenants and agrees that from and after the date hereof and for so long as any of the Commitments remains in effect or any Note or Unpaid Reimbursement Obligation remains unpaid or any Letter of Credit remains outstanding, in whole or in part:

          7.01. LIMITATIONS ON INDEBTEDNESS.

          (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur or assume after the Closing Date any Indebtedness if a Default or Event of Default shall be continuing hereunder immediately prior to the incurrence of such Indebtedness or would occur under Article VI on a PRO FORMA basis after giving effect to the incurrence of such Indebtedness.

          (b) The provisions of Section 7.01(a) notwithstanding, the Subsidiaries of the Borrower shall not (and the Borrower shall not permit its Subsidiaries to) create, incur or assume after the Closing Date any Indebtedness (other than Indebtedness permitted pursuant to Sections 7.01(d) and 7.01(e) of this Agreement) if after giving effect to such creation, incurrence or assumption, the aggregate amount of Indebtedness owing by the Subsidiaries of the Borrower would exceed the SUM of (A) the aggregate amount of Indebtedness of the Subsidiaries of the Borrower existing on the Closing Date and disclosed on
SCHEDULE 7.01 hereto, PLUS (B) $100,000,000.

          (c) The provisions of Sections 7.01(a) and 7.01(b) notwithstanding, the Borrower shall not and shall not permit any of its Subsidiaries to create or incur after the Closing Date any additional Indebtedness secured by a Lien (other than Indebtedness permitted pursuant to Sections 7.01(d) and 7.01(e) of this Agreement) in an amount at any one time outstanding in excess of $100,000,000.

          (d) Subject to compliance with Section 7.01(a) of this Agreement, the Borrower and its Subsidiaries may incur purchase money Indebtedness, the proceeds of which shall be used to finance the purchase on or after the date of incurrence of such Indebtedness of equipment; PROVIDED that the aggregate amount of such Indebtedness shall not exceed the fair market value of the equipment so acquired.

          (e) Subject to compliance with Section 7.01(a) of this Agreement, the Borrower and its Subsidiaries may incur Non-Recourse Debt.

          (f) The provisions of Section 7.01(a) notwithstanding, the Borrower may not create, incur or assume Contingent Obligations other than Contingent Obligations in support of dealer or franchisee financing programs.

          (g) The provisions of Section 7.01(a) notwithstanding, the Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, use the proceeds of any Indebtedness or proceeds of securitization programs to pay dividends or similar distributions (other than dividends or similar distributions paid by a Subsidiary to the Borrower).

          7.02. LIMITATION ON LIENS, ETC. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist, any Lien of any kind upon or with respect to any of its properties or assets reflected on its balance sheet other than Liens:

          (a) existing on the Closing Date securing Indebtedness outstanding on the Closing Date or securing Indebtedness permitted to be incurred under Section 7.01(c); PROVIDED that the collateral subject to Liens permitted pursuant to this Section 7.02(a) shall not have a fair market value substantially in excess of the amount of the Indebtedness secured thereby;

          (b) existing on the Closing Date and listed on SCHEDULE 4.06 hereto, or the extensions or renewal of such Liens; PROVIDED that the amount of Indebtedness secured by such Lien is not increased;


          (c) on accounts, accounts receivable and hydrocarbon inventory sold by the Company in connection with the securitization of such accounts, accounts receivable and inventory of the Company;

          (d) on equipment acquired after the date hereof to secure purchase money Indebtedness permitted under Section 7.01(d) incurred to finance the acquisition of such equipment provided that such Liens cover only the equipment so acquired; and

          (e) on any Facility or other Capital Asset solely to secure Non-Recourse Debt in an amount incurred to finance the acquisition or construction of such Facility or Capital Asset; PROVIDED that such Liens cover only the Facility or Capital Assets so acquired;

          (f) for taxes, assessments or governmental charges or levies if the same shall not at the time be due and delinquent or thereafter can be paid without penalty or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted, and such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (g) of mechanics and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (h) in connection with workers' compensation, unemployment insurance and other social security, other than Liens created by Section 4068 of ERISA;

          (i) to secure the performance of statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature (not involving the borrowing of money or the deferred purchase price of property, services or assets) incurred in the ordinary course of business;

          (j) constituting easements, rights of way, restrictions and other similar encumbrances not interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and not materially detracting from the value or intended use of the property to which they are applicable;

          (k) imposed by law, carriers', warehousemen's or mechanics' liens and liens to secure taxes, assessments and other governmental charges or levies or claims for labor, material or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.06 hereof; and

          (l) on tangible personal property located on, or constituting leasehold improvements to, real property leased by the Borrower or any of its Subsidiaries to secure obligations to the landlord under such lease.


          7.03. LIMITATION ON RESTRICTED PAYMENTS, RESTRICTED PREPAYMENTS, RESTRICTED INVESTMENTS AND DISCRETIONARY CAPITAL EXPENDITURES. The Borrower and its Subsidiaries shall not, directly or indirectly, make, or enter into any agreement to make, any Restricted Investment, Restricted Payment, Restricted Prepayment or Discretionary Capital Expenditure if any Default or Event of Default shall exist and be continuing immediately before, or would exist immediately after, the making of such Restricted Investment, Restricted Payment, Restricted Prepayment or Discretionary Capital Expenditure, as the case may be. Notwithstanding anything herein to the contrary, the Borrower shall not, and shall not permit any of its Subsidiaries to make any Restricted Investment or any Discretionary Capital Expenditure other than (x) Restricted Investments in the Stock or obligations of a Person whose primary business consists of Permitted Businesses and (y) Discretionary Capital Expenditures for assets to be used in connection with Permitted Businesses.

          7.04. LIMITATION ON SALE, CONSOLIDATION, MERGER, ETC.; CHANGE IN BUSINESS.

          (a) The Borrower and its Subsidiaries shall not Sell any Primary Asset if (i) any Default or Event of Default has occurred or is continuing, or would result from such Sale, or (ii) the Borrower and its Subsidiaries would no longer continue to be primarily engaged in Permitted Businesses after the consummation of such sale.

          (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, consolidate with or merge with or into any other corporation or entity, or permit any other corporation or entity to consolidate with or merge with or into the Borrower or any such Subsidiary; except that (i) any corporation may merge into the Borrower or any of its Subsidiaries and any Subsidiary may merge into another corporation if, contemporaneously therewith, such corporation becomes a Subsidiary of the Borrower, (ii) the Borrower may merge or consolidate one or more Subsidiaries with and into the Borrower or with and into another of its Subsidiaries, and (iii) the Borrower may liquidate or dissolve any of its Subsidiaries; PROVIDED that in the case of each of (i), (ii) and (iii), after consummation of such merger, (A) no Default or Event of Default shall exist, and (B) the Borrower shall be a surviving corporation.

          (c) The Borrower shall not permit any of its Subsidiaries to issue Stock or options to acquire Stock in such Subsidiaries unless after giving effect to such issuance or the exercise of such option, such Subsidiary remains a Subsidiary and no Default or Event of Default is then continuing or would occur on a PRO FORMA basis under Article VI hereof.

          7.05. EMPLOYEE BENEFIT PLANS. Neither the Borrower nor any ERISA Affiliate will:

          (a) engage in any "prohibited transaction" within the meaning ofss.406 of ERISA orss.4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

          (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined inss.302 of ERISA, in excess of $1,000,000, whether or not such deficiency is or may be waived; or

          (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant toss.302(f) orss.4068 of ERISA; or

          (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning ofss.4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such plans by more than $1,000,000, disregarding for this purpose the benefit liabilities and assets of any such plan with assets in excess of benefit liabilities.

          7.06. SALES AND LEASEBACKS. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any Primary Asset owned by it in order then or thereafter to lease Primary Assets that the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred if a Default or Event of Default shall be continuing hereunder immediately prior to such transaction or would occur under Article VI on a PRO FORMA basis after giving effect to such transaction.

          7.07. LIMITATION ON RESTRICTIONS ON SUBSIDIARY DIVIDENDS AND OTHER DISTRIBUTIONS. Except as otherwise provided in Section 7.03, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Stock owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower, or (c) transfer any of its properties or assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, or (iii) customary provisions restricting subletting or assignment of any lease under which the Borrower or any of its Subsidiaries is lessee.

          7.08. PROHIBITED USES OF PROCEEDS. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loans or Letters of Credit hereunder in any manner which would result in a violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

          7.09. TRANSACTIONS WITH AFFILIATES. The Borrower shall not and shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than terms which might be obtained at the time from Persons that are not Affiliates if a Default or Event of Default shall be continuing hereunder immediately prior to such transaction or would occur under Article VI on a PRO FORMA basis after giving effect to such transaction.


                  ARTICLE VIII. EVENTS OF DEFAULT; ACCELERATION

          8.01. EVENTS OF DEFAULT.

(a) If any of the following events ("Events of Default") shall occur:

               (i) the failure by the Borrower (A) to pay any portion of the principal of any Note (including any Unpaid Reimbursement Obligation) when due or any mandatory prepayment thereof, or (B) to pay any interest on any Note, any Letter of Credit commission or fee or any commitment, utilization or other fee or commission hereunder within five (5) days after any such interest, commission or fee becomes due; or

               (ii) any representation or warranty made by the Borrower in this Agreement or in any of the Ancillary Agreements or in connection with any Loan made hereunder or any Letter of Credit issued hereunder or in any certificate or financial or other statement delivered pursuant hereto or thereto shall prove to have been untrue or misleading in any material respect on the date as of which made; or

               (iii) default by the Borrower in the observance or performance of any term, covenant or agreement contained in Articles VI or VII or of the covenant contained in Section 5.04(e); or

               (iv) default by the Borrower in the observance or performance of any other term, covenant or agreement (except for those matters referred to in clauses (i), (ii) and (iii) above) contained in this Agreement or in any Ancillary Agreement and the continuance of the same unremedied for a period of five (5) days after notice thereof to the Borrower by the Agent (the Agent hereby agreeing to give such notice if requested to do so by the Required Lenders) or after a Responsible Officer becomes aware thereof; or

               (v) the Borrower or any of its Subsidiaries shall (A) default in the payment of any portion of the principal of or interest on (x) any obligation under any securitization of accounts receivable or (y) any Indebtedness (other than the Notes which are included in Section 8.01(a)(i)), beyond any period of grace provided with respect to either, or (B) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto; if in either case the effect of such default is to cause, or permit the holder or holders of at least $25,000,000 of such obligations (or a trustee on behalf of such holder or holders) to cause, such obligations to become due prior to their stated maturity; or

               (vi) a final judgment for more than $25,000,000 (net of insurance proceeds receivable) shall be rendered against the Borrower or any of its Subsidiaries and within sixty (60) days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal; or

               (vii) there shall occur any Material Adverse Change or any event shall have occurred which could have a Material Adverse Effect; or

               (viii) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

then, and in any such event:

          (A) the Agent may, and upon the written or telephonic request of the Required Facility A Lenders the Agent shall, (x) terminate forthwith the Facility A Commitments, whereupon the Facility A Commitments shall be terminated immediately, and/or (y) declare, by notice of default given to the Borrower, the Facility A Revolving Credit Debt to be forthwith due and payable, whereupon the principal amount of the Facility A Revolving Credit Debt, together with accrued interest thereon, and all other Obligations arising in connection therewith shall become immediately due and payable, and/or (z) require that the Borrower deposit with the Agent, at once and in full, all sums sufficient to reimburse the Agent and the Lenders for all payments, present or future, contingent or otherwise, that may be required to be made by the Agent or the Lenders on account of any or all Letters of Credit, and such sums shall be deposited in a non-interest-bearing cash collateral account maintained by the Agent, to be held by the Agent and applied thereby in reduction of any Obligations arising out of any Application or Letter of Credit, and

          (B) the Agent may, and upon the written or telephonic request of the Required Facility B Lenders the Agent shall, (x) terminate forthwith the Facility B Commitments, whereupon the Facility B Commitments shall be terminated immediately, and/or (y) declare, by notice of default given to the Borrower, the Facility B Debt to be forthwith due and payable, whereupon the principal amount of the Facility B Debt, together with accrued interest thereon, and all other Obligations arising in connection therewith shall become immediately due and payable.

          (b) If any of the following events of default shall occur (both of which also being referred to as an "Event of Default"):

               (i) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries; and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or if such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof; or

               (ii) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any of its Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

then, and in any such event, without requirement of notice to the Borrower (A) the Commitments shall thereupon be automatically and immediately terminated (B) the principal amount of the Loans, together with accrued interest thereon, and all other Obligations shall become automatically and immediately due and payable and (C) the Borrower shall be required to immediately deposit with the Agent in full, all sums sufficient to reimburse the Agent and the Lenders for all payments, present or future, contingent or otherwise, that may be required to be made by the Agent on account of any and all outstanding Letters of Credit, and such sums shall be deposited in a non-interest-bearing cash collateral account maintained by the Agent, and such amounts shall be held by the Agent and applied by the Agent in reduction of any Obligations of the Borrower arising out of any Letter of Credit.

          8.02. SURVIVAL OF OBLIGATIONS. Except as otherwise expressly provided for in this Agreement and in the Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or of any of the Ancillary Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the Borrower in any way or respect relating to any transaction or event occurring prior to such termination or cancellation, and any of the undertakings, agreements, covenants, warranties and representations contained in this Agreement and in the Ancillary Agreements shall survive such termination or cancellation.


                       ARTICLE IX. THE AGENT AND CO-AGENTS

          9.01. AUTHORIZATION. Each Lender irrevocably appoints and designates the Agent to act on behalf of such Lender in connection with the transactions contemplated by this Agreement to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith and to take such other action as may be reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Agent to act on behalf of such Lender to take all such actions necessary or appropriate with respect to the enforcement of this Agreement and the Ancillary Agreements. Without limiting the rights of the Lenders hereunder, each Lender authorizes the Agent to act on its behalf to execute and accept on its behalf any and all payments and collections to be made by or for each of them in their individual capacities pursuant to this Agreement and to take all such actions necessary or appropriate with respect to the payment and/or enforcement of the Obligations to each such Lender.

          9.02. INDEMNIFICATION OF AGENT AND CO-AGENTS. The Lenders severally agree to indemnify each of the Agent, the Co-Agents and, to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so, any Issuing Lender in its respective capacity as an Issuing Lender with respect to Letters of Credit, ratably according to each Lender's Commitment Percentage (except in the case of indemnification owing hereunder to such Issuing Lender, which shall be ratably in accordance with each Lender's Facility A Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes and including, without limitation, the reasonable fees and out-of-pocket expenses of counsel and the allocated costs of in-house counsel) be imposed on, incurred by or asserted against the Agent, any Co-Agent, or any other Issuing Lender in its capacity as an Issuing Lender, as the case may be, in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent, any Co-Agent, or any other Issuing Lender in its capacity as such, under or in connection with any of the foregoing, including, without limitation, with respect to any amounts advanced by the Agent, any Co-Agent, or any other Issuing Lender in its capacity as such, on behalf of the respective Lenders (together with any interest thereon) pursuant to the provisions of Article II hereof; PROVIDED, HOWEVER, that no Lender shall be liable for the losses damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's, any Co-Agent's, or any other Issuing Lender's, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.02 shall survive the payment of the Notes and all other amounts payable hereunder.

          9.03. EXCULPATION, ETC.

          (a) The Agent shall be entitled to rely upon the advice of counsel concerning legal matters, and upon this Agreement and the Ancillary Agreements, as well as any schedule, certificate, report, notice or other writing which it believes to be genuine and to have been presented by a proper Person. None of the Agent, any Co-Agent or any of their respective directors, officers, employees or agents shall: (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, this Agreement, the Ancillary Agreements or any other instrument or document delivered hereunder or thereunder or in connection herewith or therewith; (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security; (iii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of the Obligations; or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its own gross negligence or willful misconduct. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent or any Co-Agent in its individual corporate capacity as a Lender hereunder.

          (b) As to any matters not expressly set forth in this Agreement or any Ancillary Agreement as a function or responsibility of the Agent, the Agent shall not be required to exercise any discretion or take any action, except that the Agent may, in its sole discretion, act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, the Required Facility A Lenders, or the Required Facility B Lenders, as applicable, and such instructions shall be binding upon the Agent and also on all Lenders, the Facility A Lenders and the Facility B Lenders, respectively. If, with respect to a proposed action to be taken by it, the Agent shall determine in good faith that the provisions of this Agreement or any Ancillary Agreement relating to the functions or responsibilities or discretionary powers of the Agent are or may be ambiguous or inconsistent, the Agent may so notify the Facility A Lenders and/or the Facility B Lenders, as appropriate (identifying the proposed action and the provisions that it considers are or may be ambiguous or inconsistent) and may decline either to perform such function or responsibility or to exercise such discretionary power unless it has received the written confirmation of the Required Lenders, the Required Facility A Lenders or the Required Facility B Lenders, as appropriate, that such Lenders (including the Agent) concur in the circumstances that the action proposed to be taken by the Agent is consistent with the terms of this Agreement or any Ancillary Agreement or is otherwise appropriate. The Agent shall be fully protected in acting or refraining from action upon the confirmation of the Required Lenders, the Required Facility A Lenders or the Required Facility B Lenders, as applicable, in this respect, and such confirmation shall be binding upon the Agent and upon all Lenders, the Facility A Lenders, and the Facility B Lenders, respectively. The Agent shall not be required to obtain any such written confirmation of the Required Lenders, the Required Facility A Lenders or the Required Facility B Lenders in order to perform any function or responsibility or to exercise any discretionary power of the Agent set forth in this Agreement or any Ancillary Agreement.

          (c) The Agent shall not in any event be required to take any action which exposes it to personal liability or which, in the judgment of the Agent, is contrary to the provisions of this Agreement, any Ancillary Agreement or applicable law.

          (d) If in one or more instances the Agent takes any action or assumes any responsibility not specifically delegated to it pursuant to the provisions of this Agreement or any Ancillary Agreement, neither the taking of such action nor the assumption of such responsibility shall be deemed to be an express or implied undertaking on the part of the Agent that it will take the same or similar action or assume the same or similar responsibility in any other instance.

          9.04. RELIANCE ON DOCUMENTS, ETC. In acting as Agent hereunder, the Agent, and its respective officers and agents shall be under no liability to the other Lenders or to the Borrower for action or failure to act taken or suffered in good faith, and may rely on all certificates, documents and other papers believed by such officers and agents to be genuine, and any action or failure to act upon advice of its counsel shall conclusively be deemed to be in good faith.

          9.05. CREDIT INVESTIGATION. Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had credit been granted, and the Loans made and the Letters of Credit issued, directly by such Lender to or for the account of the Borrower without the intervention of the Agent, any Co-Agent or any other Lender. Each Lender agrees and acknowledges that none of the Agent nor the Co-Agents makes any representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any of the Ancillary Agreements or the value of any collateral security therefor.

          9.06. RESIGNATION. The Agent or any Co-Agent may resign as such at any time upon at least thirty (30) days' prior written notice to the Borrower and the Lenders. In the event of any such resignation, the Required Lenders may appoint another Lender as a successor Agent or Co-Agent. If no successor Agent or Co-Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after receipt by the Borrower and the Lenders of such notification from the retiring or resigning Agent or Co-Agent, as the case may be, then such retiring or resigning Agent or Co-Agent may appoint a successor from among the Lenders. Upon the appointment of a new Agent or Co-Agent hereunder, the term "Agent" or "Co-Agent", respectively, shall for all purposes of this Agreement thereafter mean such successor. After any retiring Agent's or Co-Agent's resignation hereunder, the provisions of this Agreement shall continue to inure to the benefit of such retiring Agent or Co-Agent as to any actions taken or omitted to be taken by it while it was Agent or Co-Agent under this Agreement.

          9.07. CO-AGENTS. None of the Lenders identified herein as a Co-Agent shall have any obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified as a Co-Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.


                            ARTICLE X. MISCELLANEOUS

          10.01. AMENDMENTS AND WAIVERS. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Lenders may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders and the Agent. Notwithstanding the foregoing, (i) the term of the Notes, (ii) the rate of interest on the Loans and Unpaid Reimbursement Obligations and the amount of fees hereunder including, without limitation, the Commitment Fees, the Facility A Utilization Fee, the Facility B Utilization Fee and fees in respect of Letters of Credit hereunder, (iii) the terms of this ss.10.01 and of ss.8.01 hereof,
(iv) the definition of "Required Lenders", "Required Facility A Lenders", "Required Facility B Lenders", "Facility A Maturity Date", "Facility B Maturity Date", "Final Facility B Maturity Date", "Facility A Total Commitment", "Facility B Total Commitment", "Total Commitment", "Facility A Commitment Percentage", "Facility B Commitment Percentage", and "Credit Facility Percentage" (v) the extension of the maturity date of any Letter of Credit beyond the Facility A Maturity Date, (vi) the provisions in Sections 2.02(d) through (g) and Sections 2.09 relating to the option to extend the Facility B Maturity Date, and (vii) the date on which any payment of principal, interest, or any other amount payable hereunder is due or any Event of Default under
Section 8.01(a)(i) hereof, may not be amended or waived without the written consent of each of the Lenders directly affected thereby. Notwithstanding the foregoing, the terms of Article IX hereof, this Article X, or any other provision of this Agreement or any Ancillary Agreement that inures to the benefit of the Agent shall not be amended, waived, or otherwise modified without the consent of the Agent. No provision of Article IX hereof that inures to the benefit of the Co-Agents shall be amended, waived or otherwise modified without the consent of the Co-Agents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Lender or the Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

          10.02. ASSIGNMENTS AND PARTICIPATIONS.

          (a) ASSIGNMENT. Each Lender may, with the prior written approval of the Agent and, so long as no Default or Event of Default is then continuing, the Borrower (such approvals not to be unreasonably withheld), sell, transfer, negotiate or assign to one or more other Lenders or Eligible Assignees, all or a portion of its Facility A Commitment and/or Facility B Commitment hereunder, the portion of the Loans hereunder owing to it and the Notes held by it hereunder and a commensurate portion of its rights and obligations hereunder and under the Ancillary Agreements; PROVIDED, HOWEVER, that (i) each such assignment relating to Facility A Loans and Facility A Commitments shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations relating to such Facility A Loans and Facility A Commitments under this Agreement (including rights and obligations relating to Letters of Credit and Unpaid Reimbursement Obligations), (ii) each such assignment relating to Facility B Loans and Facility B Commitments shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations relating to such Facility B Loans and Facility B Commitments under this Agreement, (iii) the aggregate amount of the Commitment and Loans made hereunder being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment), shall in no event be less than the lesser of (A) $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (B) the aggregate amount of the assigning Lender's Commitment and Loans outstanding immediately prior to such assignment, and (iv) the making of Loans by such assignee hereunder would not be unlawful as set forth in Section 2.14 hereof. The parties to each assignment shall execute and deliver to the Agent, for its acceptance and recording, with a copy to the Borrower for its acceptance, an Assignment and Acceptance, together with the Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations under the Ancillary Agreements have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder, and (B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, and the Ancillary Agreements (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the Ancillary Agreements, such Lender shall cease to be a party hereto and thereto). Anything herein to the contrary notwithstanding, no Lender shall need the approval of the Agent or the Borrower for an assignment resulting by operation of law pursuant to any merger, acquisition, consolidation or other extraordinary corporate event in which the Lender is not the surviving entity.

          (b) REPRESENTATIONS AND WARRANTIES. By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or any Ancillary Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any Ancillary Agreement or any other instrument or document furnished pursuant hereto or thereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of their respective obligations under this Agreement, or any Ancillary Agreement or of any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Agreement and each Ancillary Agreement, together with copies of the financial statements referred to in Section 4.07 and the most recent financial statements delivered to the Lenders pursuant to Sections 5.04(a) and 5.04(b) of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon such assigning Lender or any other Lender or the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any Ancillary Agreement, (v) such assignee confirms that it is an Eligible Assignee,
(vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Ancillary Agreements as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and
(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the Ancillary Agreements are required to be performed by it as a Lender.

          (c) REGISTER. The Agent shall maintain at its address referred to in
Section 10.07 a copy of each Assignment and Acceptance delivered to and accepted by it and by the Borrower and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans and Unpaid Reimbursement Obligations owing to, each Lender and the Maximum Drawing Amount from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) EFFECTIVENESS. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with the Notes subject to such assignment and a $3,500 recordation fee for the account of the Agent, the Agent shall, if such Assignment and Acceptance has been completed and if such assignee is reasonably acceptable to the Agent, promptly forward a counterpart thereof to the Borrower. The Borrower shall, within five Business Days after receipt thereof from the Agent, return said counterpart, duly executed by the Borrower, to the Agent (which shall thereupon accept such Assignment and Acceptance, and record the information contained therein in the Register) together with one or more new Notes executed by the Borrower to the order of such assignee in the principal amount equal to the portion of the Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has assigned less than all of its Loans hereunder, one or more new Notes to the order of the assigning Lender in the principal amount equal to the Commitments retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of EXHIBIT B-1 or EXHIBIT B-2 attached hereto, as appropriate.

          (e) EXEMPTION FROM WITHHOLDING. If any assignee is entitled to a total or partial exemption from withholding that is required to be evidenced by United States Internal Revenue Service Form 1001 or Form 4224 or any successor or additional form, such assignee shall, contemporaneously with such Person becoming a party hereto, deliver to the Agent and the Borrower such Form 1001 or Form 4224, as applicable, or any successor or additional form, completed in a manner reasonably satisfactory to the Agent and the Borrower.

          (f) PARTICIPATIONS. Each Lender may sell participations to one or more lenders or other entities in or to all or a portion of its rights and obligations under this Agreement and the Ancillary Agreements (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Notes held by it); PROVIDED, HOWEVER, that each such participation shall in no event be less than $5,000,000 and, if in excess of $5,000,000, shall be in integral multiples of $1,000,000 in excess thereof. The terms of such participation shall not, in any event, require the participant's consent for any amendments, waivers or other modifications of any provision of this Agreement or any Ancillary Agreement, the consent to any departure by the Borrower or any of its Subsidiaries therefrom, or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement or the Ancillary Agreements (including, without limitation, the right to enforce the obligations of the Borrower or any of its Subsidiaries), except in connection with any such actions requiring the consent of all the Lenders in accordance with Section 10.01. In the event of the sale of any participation by any Lender, (i) such Lender's obligations under this Agreement and the Ancillary Agreements (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Notes for all purposes of this Agreement, (iv) such Lender shall disclose to the Borrower and to the Agent the identity of each lender or other entity purchasing a participation within a reasonable time after the sale and purchase of such participation, and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          (g) NO INCREASE IN TAXES. Anything herein to the contrary notwithstanding, the Borrower shall not without its prior written consent, at any time, be obligated to pay to any assignee or participant of any interest of any Lender hereunder, under Section 2.18, any sum in excess of the sum which the Borrower would have been obligated to pay to such Lender in respect of such interest had such assignment not been effected or had such participation not been sold.

          (h) DISCLOSURE. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Lender by or on behalf of the Borrower; PROVIDED, HOWEVER, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower or any of its Subsidiaries received by it from such Lender.

          (i) ASSIGNMENT BY BORROWER. In no event may the Borrower assign or transfer any of its rights or obligations under this Agreement without the written consent of each Lender and the Agent, and any such purported assignment shall be void and of no force or effect. Subject to the foregoing provisions of this Section 10.02, this Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, the Co-Agents, and any future holders of the Notes and their respective successors and permitted assigns.

          (j) PLEDGE TO FEDERAL RESERVE LENDERS. Anything contained in this
Section 10.02 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any Federal Reserve Bank organized underss.4 of the Federal Reserve Act, 12 U.S.C.ss.341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the Ancillary Agreements.

          10.03. COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts each of which shall be deemed an original and all of said counterparts, when taken together, shall be deemed to constitute one and the same instrument.

          10.04. GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS.

          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

          (b) THE BORROWER CONSENTS TO THE JURISDICTION IN ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDERS, THE AGENT, AND THE CO-AGENTS UNDER THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS.

          (c) The Borrower irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address provided herein. Nothing contained in this Section 10.04 shall affect the right of the Agent, any Lender or any holder of a Note to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

          10.05. ADJUSTMENTS; RIGHTS OF SETOFF.

          (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) if applicable, the making of the request specified by Section 8.01(a) to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 8.01(a), each Lender and the Agent is hereby authorized, after prior written notice to, and confirmation of receipt thereof from, the Agent, at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing by such Lender or the Agent, as the case may be, to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Note and although such Obligations may be unmatured. Each Lender and the Agent agrees promptly to notify the Borrower after any such setoff and application made by such Lender or the Agent, as the case may be; PROVIDED, HOWEVER, that the failure to give such notice to the Borrower shall not affect the validity of such setoff and application. The rights of each Lender and the Agent under this Section 10.05(a) are in addition to, and not in limitation of, the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

          (b) If any Lender shall be entitled to exercise a right of setoff against any of the Obligations of the Borrower to such Lender, and such Lender shall decide to exercise such right of setoff, the proceeds of such setoff shall be applied ratably, first, among the Lenders in accordance with their respective Credit Facility Percentages, and second, for each Lender, ratably among such Lender's Facility A Loans and Facility B Loans. Nothing contained in this
Section 10.05(b) shall be deemed to require any Lender to exercise a right of setoff; PROVIDED, HOWEVER, that any Lender which maintains, whether or not at the request of the Agent, a lock box arrangement or cash management facility for the Borrower, may charge back against that account or against any other account maintained by the Borrower, with that Lender, the amount of any item with respect to which a right of immediate withdrawal has been given to the Borrower or funds have been transmitted to any concentration account maintained by the Agent and which are returned uncollected for any reason, and such charge back shall not be considered a setoff subject to the provisions of this Section 10.05(b) requiring any sharing of the benefits thereof with any of the other Lenders.

          10.06. CONFLICT OF TERMS. Except as otherwise provided in this Agreement, and except as otherwise provided in any of the Ancillary Agreements by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the Ancillary Agreements, the provision contained in this Agreement shall govern and control.

          10.07. NOTICES. Except as otherwise provided herein, all notices, and other communications made or required to be given under this Agreement or under the Notes shall be in writing and shall be delivered by hand, mailed by first-class mail (registered or certified, return receipt requested), or sent by telex, telecopy or overnight air courier guaranteeing next day delivery, addressed as follows:

                  If to the Borrower:

                           Tosco Corporation
                           72 Cummings Point Road
                           Stamford, Connecticut  06902
                           Telecopy No.:  (203) 964-3187
                           Attn:  Jefferson F. Allen, Executive Vice
                                  President and Chief Financial Officer

                  with a copy to:

                           Wilkes McClave III, Esq.
                           Senior Vice President and General Counsel at the address set forth above for the Borrower


                  If to the Agent:

                           BankBoston, N.A.
                           Energy & Utilities Division
                           100 Federal Street, 01-08-04
                           Boston, Massachusetts  02110
                           Telecopy No.:  (617) 434-3652

                           Attn:  Christopher C. Holmgren, Director


                  with a copy to:

                           Bingham Dana LLP
                           150 Federal Street
                           Boston, Massachusetts  02110
                           Telecopy No.:  (617) 951-8736

                           Attn:  Sula R. Fiszman, Esq.

          Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if telecopied, sent by telex, or delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, (ii) if sent by overnight courier, the next Business Day after the date mailed, and (iii) if sent by registered or certified first-class mail, three Business Days after the date mailed.

          10.08. SECTION TITLES. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

          10.09. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10. MAXIMUM INTEREST.

          (a) Anything to the contrary notwithstanding contained in this Agreement or the Notes, the parties hereto agree and intend that the Lenders shall not charge, take or receive, and the Borrower shall not be obligated to make any payment to or for the account of any Lender, of interest on Unpaid Reimbursement Obligations and the Loans made under this Agreement and evidenced by the Notes in excess of the maximum rate from time to time permitted by applicable law, and, if the amount of interest otherwise payable hereunder would exceed the maximum amount permitted, the amount so payable shall be automatically reduced to such maximum permissible amount. The provisions of this
Section 10.10(a) are not intended (i) to limit, and any Lender shall be entitled to charge, take or receive, the maximum rate of interest which may be charged, taken or received by such Lender if under the law applicable to it, it may charge, take or receive interest at a higher rate, or (ii) to make the criminal laws of any jurisdiction applicable in circumstances in which they would not otherwise apply.

          (b) If the amount of interest payable for the account of any Lender, in respect of any interest computation period, is reduced pursuant to Section 10.10(a) hereof, and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; PROVIDED, HOWEVER, that at no time shall the aggregate amount by which interest paid for the account of such Lender has been increased pursuant to this
Section 10.10(b) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to Section 10.10(a) hereof.

          10.11. COSTS; EXPENSES; INDEMNITIES.

          (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Ancillary Agreements and the other documents to be delivered hereunder and thereunder, including, without limitation, (i) the reasonable fees and out-of-pocket expenses of counsel to the Agent, with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement and the Ancillary Agreements and (ii) audit and other professionals' (which professionals may be employees of the Agent) costs and expenses. The Borrower agrees to pay on demand all costs and expenses of the Agent and the Lenders (including, without limitation, reasonable counsel fees, disbursements and expenses and the allocated costs of in-house counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

          (b) The Borrower agrees to indemnify and hold harmless the Agent, the Co-Agents and each Lender and their respective Affiliates, directors, officers, employees, agents and advisors from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel, including those incurred upon any appeal and the allocated costs of in-house counsel) which may be instituted or asserted against or incurred by the Agent, any Co-Agent or such Lender as a result of its having entered into this Agreement or any of the Ancillary Agreements or having extended credit hereunder; PROVIDED, HOWEVER, that the Borrower shall not be liable for such indemnification to such indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such indemnified Person's gross negligence or willful misconduct.


                      ARTICLE XI. TRANSITIONAL ARRANGEMENTS

          11.01. EXISTING CREDIT AGREEMENT SUPERSEDED. Upon the effectiveness of this Agreement, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Article XI. As of the Closing Date, the rights and obligations of the parties under the Existing Credit Agreement and the "Notes" as defined in the Existing Credit Agreement shall be subsumed within and be governed by this Agreement and the Notes, and each of the "Loans" as defined in the Existing Credit Agreement (other than unpaid reimbursement obligations relating to letters of credit under the Existing Credit Facility, which shall be treated as overdue Unpaid Reimbursement Obligations hereunder) advanced by the Lenders and outstanding under the Existing Credit Agreement on the Closing Date shall, for purposes of this Agreement, be Loans, and shall bear interest at (x) if such Loans are Eurodollar Rate Loans or Federal Funds Rate Loans, the then applicable Eurodollar Rate or Federal Funds Rate (as the case may be) PLUS, in each case, the Applicable Margin calculated pursuant to the terms of this Agreement or (y) if such Loans are Base Rate Loans, at the Base Rate PLUS the Applicable Margin calculated pursuant to the terms of this Agreement; and each "Letter of Credit" (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Closing Date shall, for purposes of this Agreement, be a Letter of Credit. Unpaid interest with respect to Loans outstanding under the Existing Credit Agreement shall be paid on the Closing Date. The promissory notes outstanding under the Existing Credit Agreement shall be reissued as Notes hereunder.

          11.02. FEES UNDER EXISTING CREDIT AGREEMENT. All interest, commitment fees, and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement (including, without limitation, any breakage fees payable pursuant to Section 2.20 of the Existing Credit Agreement) shall be calculated as of the Closing Date and paid by the Borrower to the Agent for the accounts of the Agent and/or the "Banks" under, and as defined in, the Existing Credit Agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed as an Agreement under seal as of the day and year first above written.


                                      TOSCO CORPORATION


                                      By:
                                         -----------------------------
                                         Title:


                                      BANKBOSTON, N.A., individually
                                      and as Administrative Agent


                                      By:
                                         -----------------------------
                                         Title:


                                      ROYAL BANK OF CANADA, individually
                                      and as Syndication Agent


                                      By:
                                         ------------------------------
                                         Title:


                                      PNC BANK, NATIONAL ASSOCIATION,
                                      individually and as Documentation Agent


                                      By:
                                         -------------------------------
                                         Title: